Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT dated as of February 17, 2021 (this “Amendment”), is made and entered into by and among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GrafTech”), GRAFTECH FINANCE INC., a Delaware corporation (“Finance” and, together with GrafTech, the “US Loan Parties”), GRAFTECH LUXEMBOURG II S.À.R.L., a Luxembourg société à responsabilité limitée, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 167199 (“Luxembourg Holdco”), GRAFTECH SWITZERLAND SA, a Swiss corporation (“Swissco”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”), the New Term Lenders (as defined below), the Consenting Term Lenders (as defined below) and the Revolving Lenders, which upon satisfaction of the conditions to effectiveness thereto, amends the CREDIT AGREEMENT dated as of February 12, 2018 (as amended by the First Amendment dated as of June 15, 2018, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among GrafTech, Finance, Luxembourg Holdco, Swissco, the lenders and issuing banks from time to time party thereto, and JPMorgan, as administrative agent and collateral agent. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement

WHEREAS, pursuant to the Credit Agreement, the Existing Term Lenders (as defined below) have made Initial Term Loans to Finance on the terms and subject to the conditions set forth therein;

WHEREAS, Finance, the Consenting Term Lenders (as defined below), the New Lenders (as defined below) and the Revolving Lenders desire to amend the Credit Agreement to (i) provide for the reduction of the Applicable Rate applicable to the Initial Term Loans (the “Repricing”) and (ii) effect certain other amendments, each on the terms and subject to the conditions set forth herein;

WHEREAS, each Term Lender (each, an “Existing Term Lender”) holding outstanding Initial Term Loans immediately prior to the Second Amendment Effective Date (as defined below) (“Existing Initial Term Loans”) that executes and delivers a signature page to this Amendment as a “Consenting Term Lender” (each, a “Consenting Term Lender”) will have agreed to the terms of this Amendment upon the effectiveness of this Amendment on the Second Amendment Effective Date. Each Existing Term Lender that is not a Consenting Term Lender (each, a “Non-Consenting Term Lender”) will be deemed not to have agreed to this Amendment as it applies to the Existing Initial Term Loans held by such Non-Consenting Term Lender and will be subject to the mandatory assignment provisions of Section 9.02(c) of the Credit Agreement upon the effectiveness of this Amendment on the Second Amendment Effective Date with respect to its Initial Term Loans (it being understood that the interests, rights and obligations of the Non-Consenting Term Lenders under the Credit Agreement and each other Loan Document with respect to Existing Initial Term Loans will be assumed by (a) certain Consenting Term Lenders and (b) certain financial institutions that are not Existing Term Lenders and that are a party hereto (if any) (each, a “New Term Lender”), in each case in accordance with Sections 9.02(c) and 9.04 of the Credit Agreement (subject to the restrictions contained in Section 9.04) and Section 2 hereof);

WHEREAS, on the Second Amendment Effective Date, Finance shall have paid to the Administrative Agent, for the ratable benefit of the existing Term Lenders holding Initial Term Loans, all accrued and unpaid interest to, but not including, the Second Amendment Effective Date, with respect to the Initial Term Loans; and

WHEREAS, JPMorgan has been appointed to act as sole lead arranger and a joint bookrunner with respect to this Amendment (in such capacity, the “Arranger”);

NOW THEREFORE, in consideration of the above premises and the agreements, provisions and covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

SECTION 1. Rules of Interpretation. The rules of interpretation set forth in Section 1.03 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Concerning the Initial Term Lenders and the Initial Term Loans.

(a) Subject to the terms and conditions set forth herein, on the Second Amendment Effective Date, (i) each New Term Lender shall become, and each Consenting Term Lender shall continue to be, an “Initial Term Lender”, a “Term Lender” and a “Lender” under the Credit Agreement and (ii) each New Term Lender shall have, and each Consenting Term Lender shall continue to have, all the rights and obligations of an “Initial Term Lender”, a “Term Lender” and a “Lender” holding an Initial Term Loan under the Credit Agreement. Each New Term Lender consents to this Amendment and appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(b) Subject to the terms and conditions set forth herein, prior to the Second Amendment Effective Date and the consummation of the transactions described in Section 2(c) below, Finance shall, in accordance with Section 2.11(a)(i) of the Credit Agreement, make an optional prepayment of the Existing Initial Term Loans then outstanding in an aggregate principal amount equal to $150,000,000.

(c) Pursuant to Section 9.02(c) of the Credit Agreement, on the Second Amendment Effective Date, (i) each Non-Consenting Term Lender shall be deemed to have assigned all its Existing Initial Term Loans, and (ii) each Consenting Term Lender that will be allocated an aggregate principal amount of Initial Term Loans as of the Second Amendment Effective Date that is less than the aggregate principal amount of the Existing Initial Term Loans of such Consenting Term Lender immediately prior to the Second Amendment Effective Date (as disclosed to such Consenting Term Lender by the Administrative Agent prior to the date hereof) shall be deemed to have assigned the portion of its Existing Initial Term Loans in excess of such allocated amount, in each case together with all its interests, rights and obligations under the Credit Documents in respect thereof, to JPMorgan, as an

Eligible Assignee, at a purchase price equal to the principal amount of such Existing Initial Term Loans (the “Purchase Price”). Upon (i) payment to a Non-Consenting Term Lender of (x) the Purchase Price with respect to its Initial Term Loans so assigned, (y) accrued and unpaid interest on such Initial Term Loans through but excluding the Second Amendment Effective Date and (z) any amounts that such Non-Consenting Term Lender may be owed pursuant to Section 2.16 of the Credit Agreement in respect of such Initial Term Loans, which, in the case of clause (x) shall be paid by JPMorgan, as assignee, and in the case of clauses (y) and (z) shall be paid by Finance and (ii) the satisfaction or waiver of the applicable conditions set forth in Sections 9.02(c) and 9.04 of the Credit Agreement, such Non-Consenting Term Lender shall cease to be a party to the Credit Agreement in its capacity as an Initial Term Lender.

(d) Subject to the terms and conditions set forth herein, on the Second Amendment Effective Date, each Consenting Term Lender, if any, set forth on Schedule I hereto and each New Term Lender, if any, set forth on Schedule I hereto agrees to assume from JPMorgan, for a purchase price equal to par, Existing Initial Term Loans having an aggregate principal amount equal to the amount disclosed to such Consenting Term Lender or such New Term Lender by the Administrative Agent prior to the date hereof.

(e) Each New Term Lender, if any, by delivering its signature page to this Amendment and assuming Initial Term Loans in accordance with Section 2(d) hereof, shall be deemed to have acknowledged receipt of, and consented to and approved, this Amendment, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or any Lender on the Second Amendment Effective Date.

(f) This Amendment shall be deemed to be the Assignment and Assumption required to be delivered pursuant to Section 9.04(b) of the Credit Agreement with respect to the assignments contemplated by this Section 2.

SECTION 3. Amendments to Credit Agreement. On the terms and subject to the conditions set forth herein, effective as of the Second Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement, as amended by this Amendment and attached as Exhibit A hereto.

For the avoidance of doubt, with respect to any Interest Period commencing prior to the Second Amendment Effective Date, interest shall accrue from and including the Second Amendment Effective Date to the end of the applicable Interest Period.

SECTION 4. Representations and Warranties. Each of the Loan Parties party hereto hereby represents and warrants to the Administrative Agent and to each Lender as of the Second Amendment Effective Date that:

(a) (i) the execution, delivery and performance of this Amendment by such Loan Party has been duly authorized by all corporate and stockholder action required to be obtained by such Loan Party and (ii) this Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(b) on and as of the Second Amendment Effective Date and after giving effect to this Amendment, the representations and warranties of each Loan Party set forth in the Credit Agreement are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date; provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” or by similar language shall be true and correct in all respects on such date.

SECTION 5. Effectiveness. This Amendment shall become effective as of the date (the “Second Amendment Effective Date”) on which each of the following conditions is satisfied:

(a) The Administrative Agent shall have executed this Amendment and shall have received counterparts hereof duly executed and delivered by Swissco, Luxembourg Holdco, the US Loan Parties, the Consenting Term Lenders, each of the New Term Lenders and each of the Revolving Lenders.

(b) The Administrative Agent shall have received payment of (x) all accrued and unpaid interest on the Existing Initial Term Loans to, but not including, the Second Amendment Effective Date, and (y) all fees and expenses (which in the case of expenses shall be invoiced at least three (3) Business Days prior to the Second Amendment Effective Date) required to be paid or reimbursed by Finance or any other Loan Party under or in connection with this Amendment, including those fees and expenses set forth in Section 9 hereof.

(c) The Administrative Agent shall have received a copy of (i) the Organizational Document of Finance certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of Finance, (iii) copies of resolutions of the board of directors of Finance approving and authorizing the execution, delivery and performance of the Amendment, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of Finance as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Finance’s jurisdiction of incorporation.

(d) The Administrative Agent shall have received a certificate, dated the Second Amendment Effective Date and signed by a Responsible Officer of Holdings, to the effect that (i) on and as of the Second Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default shall have occurred or be continuing and (ii) the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (as amended hereby) are true on, and as of, the Second Amendment Effective Date.

(e) The Administrative Agent shall have received, at least three Business Days prior to the Second Amendment Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten Business Days prior to the Second Amendment Effective Date by the Administrative Agent or the Arrangers that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f) Finance shall have delivered to the Administrative Agent, in accordance with Sections 2.11(a)(i) and Section 2.11(e) of the Credit Agreement, a notice of prepayment in respect of the optional prepayment of the Existing Initial Term Loans referenced in Section 2(b).

SECTION 6. Miscellaneous.

(a) Applicable Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES TO THE PROVISIONS SET FORTH IN SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

(b) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. For purposes hereof, “Electronic Signature” shall mean an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

(c) Expenses; Indemnity; Damage Waiver. The applicable provisions of Section 9.03 of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such Sections were set forth in full herein and shall apply, mutatis mutandis, to the Arranger, in its capacity as such, as if each reference to the Administrative Agent under the Credit Agreement were a reference to the Arranger hereunder, including, for the avoidance of doubt, liabilities, losses, damages, claims, costs, expenses and disbursements arising out of the arrangement and syndication of the repricing of the Existing Initial Term Loans contemplated by this Amendment; provided that, notwithstanding anything else therein, the expense reimbursement provisions of Section 9.03(a) of the Credit Agreement shall only apply as provided hereinabove if the Second Amendment Effective Date occurs.

(d) No Other Amendments; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute an amendment of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Finance, Swissco or Luxembourg Holdco to a consent to, or an amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. On and after the Second Amendment Effective Date, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as amended by this Amendment. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(e) Headings. The section headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first set forth above.

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Quinn J. Coburn
Name: Quinn J. Coburn
Title: Chief Financial Officer, Vice President - Finance and Treasurer

GRAFTECH FINANCE INC.

By:	/s/ Quinn J. Coburn
Name: Quinn J. Coburn
Title: Vice President & Treasurer

GRAFTECH LUXEMBOURG II S.À.R.L.

By:	/s/ Quinn J. Coburn
Name: Quinn J. Coburn
Title: Manager

GRAFTECH SWITZERLAND SA

By:	/s/ Jean-Yves Karleskind
Name: Jean-Yves Karleskind
Title: General Manager

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Consenting Lender and a New Lender

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

[Signature Page to Second Amendment]

2

SCHEDULE I

Consenting Term Lenders

Lender	Amount
Credit Suisse Asset Management LLC	$135,536,381.53
GSO Capital Partners LP	$92,006,771.88
Guggenheim Partners Investment Management LLC	$83,011,255.26
Barings LLC	$44,736,761.86
MJX Asset Management, LLC	$9,149,454.88
Eaton Vance Management	$32,793,344.29
Sound Point Capital Management, L.P.	$32,615,169.91
GoldenTree Asset Management, LP	$25,783,670.32
Octagon Credit Investors, LLC	$22,198,521.98
LCM Asset Management LLC	$23,577,334.58
Intermediate Capital Group plc	$20,052,884.57
Seix Investment Advisors LLC	$8,699,408.87
Crescent Capital Group LP	$16,973,591.99
Blackrock Financial Management Inc.	$16,951,698.72
DFG Investment Advisers Inc.	$16,615,466.45
New York Life Investment Management	$12,045,213.88
Trimaran Advisors, L.L.C.	$11,702,154.46
Marathon Asset Management LP	$8,866,502.60
Shenkman Capital Management Inc.	$9,750,799.19
Oaktree Capital Management, LP	$9,480,649.78
Par-Four Investment Management, LLC	$9,026,640.37
Nassau Corporate Credit LLC	$8,621,346.08
King Street Capital Management, LP	$7,909,114.14
Brigade Capital Management, LP	$1,411,617.07
Pretium Credit Management, LLC	$7,501,525.74
Citizens Bank, National Association	$7,207,066.51
Bardin Hill Investment Partners LP	$7,181,815.98
ZAIS Group LLC	$6,938,148.92
York Capital Management Global Advisors, LLC	$6,249,972.51
Aegon USA Investment Management, LLC	$6,045,500.94
First Eagle Alternative Credit, LLC	$4,841,336.38
Muzinich & Co., Inc.	$1,561,410.01
Signal Peak Capital Management, LLC / Orix Advisers, LLC	$3,545,164.29
Gulf Stream Asset Management LLC	$3,407,570.72
ArrowMark Colorado Holdings LLC	$3,368,576.49
FMR LLC	$3,255,012.70
MKS CLO Advisors, LLC	$2,849,669.09

2

DoubleLine Capital LP	$1,711,031.17
Eaton Vance Management	$1,524,773.32
Liberty Mutual Insurance Company	$1,214,382.54
T. Rowe Price Associates, Inc.	$1,171,148.31
Mockingbird Credit Partners, LLC	$750,591.38
JPMorgan Chase Bank, National Association	$554,461.82
Newfleet Asset Management LLC	$278,969.44

Total	$730,673,882.90

New Term Lender

Lender	Amount
JPMorgan Chase Bank, National Association	$63,033,976.84

Total	$63,033,976.84

2

~~EXECUTION VERSION~~EXHIBIT A TO SECOND AMENDMENT

CREDIT AGREEMENT

dated as of

February 12, 2018

among

GRAFTECH INTERNATIONAL LTD.,

as Holdings,

GRAFTECH FINANCE INC.,

GRAFTECH SWITZERLAND SA, and

GRAFTECH LUXEMBOURG II S.À.R.L.,

as Co-Borrowers,

The Lenders and Issuing Banks party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC,

HSBC SECURITIES (USA) INC. and RBC CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Bookrunners

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Existing Letters of Credit
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing or Contemplated Investments
Schedule 6.08	—	Existing or Contemplated Affiliate Transactions
Schedule 6.09	—	Restrictive Agreements
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E-1	—	Form of European Guarantee and Luxembourg Security Agreement
Exhibit E-2	—	Form of Luxembourg Domestic Pledge Agreements
Exhibit E-3	—	Form of Swissco Pledge Agreement
Exhibit F	—	[Reserved]
Exhibit G	—	[Reserved]
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of Specified Discount Prepayment Notice
Exhibit K	—	Form of Specified Discount Prepayment Response
Exhibit L	—	Form of Discount Range Prepayment Notice
Exhibit M	—	Form of Discount Range Prepayment Offer
Exhibit N	—	Form of Solicited Discounted Prepayment Notice
Exhibit O	—	Form of Solicited Discounted Prepayment Offer
Exhibit P	—	Form of Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1 (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2 (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3 (For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

- vi -

Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4 (For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit R	—	Form of Note
Exhibit S	—	Form of Solvency Certificate
Exhibit T	—	Form of Notice of Borrowing
Exhibit U	—	Form of Letter of Credit Request

- vii -

CREDIT AGREEMENT dated as of February 12, 2018 (this “Agreement”), among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“Holdings”), GRAFTECH FINANCE INC., a Delaware corporation (“Finance”), GRAFTECH SWITZERLAND SA, a Swiss corporation (“Swissco”), GRAFTECH LUXEMBOURG II S.À.R.L., a Luxembourg société à responsabilité limitée, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 167199 (“Luxembourg Holdco”, and together with Finance and Swissco, each a “Co-Borrower” and, collectively, the “Co-Borrowers”), the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent and as Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms

. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Additional Revolving Commitments” means, collectively, the Additional/Replacement Revolving Commitments and the Other Revolving Commitments.

“Additional Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of the Revolving Loans of such Revolving Lender attributable to its Additional Revolving Commitments, (b) the LC Exposure of such Revolving Lender attributable to its Additional Revolving Commitments and (c) the Swingline Exposure of such Revolving Lender attributable to its Additional Revolving Commitments, in each case at such time.

“Additional Revolving Lender” means, at any time, any Person that would qualify as an Eligible Assignee (including any Person that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of (i) the Administrative Agent, each Issuing Bank and the Swingline Lender, in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such Person (such approval in each case not to be unreasonably withheld, conditioned or delayed) and (ii) each Co-Borrower.

“Additional Term Lender” means, at any time, any Person that would qualify as an Eligible Assignee (including any Person that is a Lender at such time as well as any Affiliated Lender so long as, immediately after giving effect to the applicable Incremental Facility Amendment and the incurrence of Incremental Term Loans thereunder, the aggregate outstanding principal amount of all Term Loans held by all Affiliated Lenders shall not exceed 50% of the aggregate outstanding principal amount of all Term Loans held by all Lenders) that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of (i) the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such Person (such approval in each case not to be unreasonably withheld, conditioned or delayed) and (ii) Finance.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to (a) in the case of any Eurodollar Borrowing denominated in dollars, the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate and (b) in the case of any Eurodollar Borrowing denominated in an Alternative Currency, the LIBO Rate as in effect at such time for such Interest Period; provided that, in each case, the Adjusted LIBO Rate for any Interest Period shall not be less than (x) with respect to the Initial Term Loans only, ~~1.00~~for each day from the Closing Date to (but not including) the Second Amendment Effective Date, 1.00% per annum, and for each day from and after the Second Amendment Effective Date, 0.50% per annum and (y) with respect to the Initial Revolving Loans only, 0.00% per annum.

“Administrative Agent” means JPM (including its branches and Affiliates), in its capacity as Administrative Agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Co-Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (other than Holdings, any Co-Borrower or any of their respective Subsidiaries) at such time, to the extent that such Investor or its Affiliates constitute an Affiliate of Holdings, any Co-Borrower or any of their respective Subsidiaries.

“Agent” means the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, and any successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreed Currencies” means dollars and each Alternative Currency.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate based on the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration Interest Settlement Rates (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) as an authorized information vendor for the purpose of displaying such rates) (the “ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) on such day at approximately ~~11:00~~11:00 a.m. (London time) for deposits in dollars for a period equal to one month; provided further that (i) if ICE LIBOR shall not be available for a one-month Interest Period but ICE LIBOR shall be available for maturities both longer and shorter than a one-month Interest Period, then the ICE LIBOR for purposes of this sentence shall be the Interpolated Rate and (ii) if such rate shall be less than zero, then such rate shall be deemed to be zero. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of NYFRB Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, in the case of Initial Term Loans, in no event shall the Alternate Base Rate at any time be less than 2.00% per annum.

“Alternative Currency” means (a) in the case of any Initial Revolving Loans, Euro, (b) in the case of Letters of Credit, Euro, Sterling and Swiss Francs and (c) each other currency (other than dollars) that is requested by any Co-Borrower and approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, for any amount of any Alternative Currency, at the time of determination thereof, (a) if such amount is expressed in such Alternative Currency, such amount and (b) if such amount is expressed in dollars, the equivalent of such amount in such Alternative Currency determined by using the rate of exchange for the purchase of such Alternative Currency with dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York

City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.17(a).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.19(b).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the Swingline Lender at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Co-Borrowers at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Office” means (a) with respect to a Loan or Borrowing (other than a Swingline Loan or a Swingline Borrowing made to Luxembourg Holdco or Swissco) or Letter of Credit denominated in an Alternative Currency, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office thereof, (b) with respect to a Swingline Loan or Swingline Borrowing made to Luxembourg Holdco or Swissco, the office of the Administrative Agent located in London (or such other location agreed among Luxembourg Holdco, Swissco and the Administrative Agent) from time to time specified by the Administrative Agent as the Applicable Office therefor and (c) with respect to any other Loan or Borrower or any other Letter of Credit, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office therefor.

“Applicable Percentage” means, at any time,

with respect to any Revolving Lender of any Class, the percentage of the aggregate Revolving Commitments of such Class represented by such Lender’s Revolving Commitment of such Class at such time; provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments of the applicable Class (disregarding any such Defaulting Lender’s Revolving Commitment of such Class) represented by such Lender’s Revolving Commitment of such Class;

provided, in each case, that if the applicable Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day,

(a) with respect to any Initial Term Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Adjusted LIBO Rate Spread”, as the case may be, based upon the ~~public ratings of the Initial Term Loans (in each case, a “~~Public Rating~~”~~, (x) ~~by S&P~~for each day from and ~~Moody’s~~after the Closing Date through (but not including) the Second Amendment Effective Date:

Public Ratings ~~of Initial Term Loans~~	ABR Spread	Adjusted LIBO Rate Spread
Category 1 Less than BB- (or equivalent) from S&P or Ba3 (or equivalent) from Moody’s	2.50%	3.50%
Category 2 Greater than or equal to BB- (or equivalent) from S&P or Ba3 (or equivalent) from Moody’s	2.25%	3.25%

and (y) for each day from and after the Second Amendment Effective Date:

Public Ratings	ABR Spread	Adjusted LIBO Rate Spread
Category 1 Less than BB (or equivalent) from S&P or Ba2 (or equivalent) from Moody’s	2.00%	3.00%
Category 2 Greater than or equal to BB (or equivalent) from S&P and Ba2 (or equivalent) from Moody’s	1.75%	2.75%

For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect an Public Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Public Rating in Category I, (ii) if the Public Ratings established or deemed to have been established by S&P and Moody’s shall fall within different Category levels above, then the Applicable Rate shall be based upon the lower Public Rating and (iii) if the Public Ratings established or deemed to have been established by S&P and Moody’s shall be changed (other than as a result of a change in the ratings system of S&P or Moody’s), then such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of any change in any Public Rating and ending on the date immediately preceding the effective date of the next change in any Public Rating. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, then Holdings and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Public Rating from such rating agency most recently in effect prior to such change or cessation;

(b) with respect to any Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Adjusted LIBO Rate and USD Swingline Rate Spread”, as the case may be, based upon the Senior Secured First Lien Net Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) as of and for the fiscal year ended December 31, 2017, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Senior Secured First Lien Net Leverage Ratio:	ABR Spread	Adjusted LIBO Rate and USD Swingline Rate Spread
Category 1 Greater than 1.75 to 1.00	2.75%	3.75%
Category 2 Greater than 1.25 to 1.00, but less than or equal to 1.75 to 1.00	2.50%	3.50%
Category 3 Less than or equal to 1.25 to 1.00	2.25%	3.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate, at the option of the Administrative Agent or the Required Revolving Lenders, commencing upon written notice to each Co-Borrower, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of

Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if Holdings fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by each Co-Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that none of the Co-Borrowers shall designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings for the fiscal year ended December 31, 2016, and the related consolidated statements of operations and comprehensive loss and cash flows of Holdings for the fiscal year ended December 31, 2016.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a) an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income of Holdings and the Restricted Subsidiaries for the period (treated as one accounting period) from January 1, 2018 to the end of the most recently ended Test Period as of such date; plus

(b) returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received in cash or Permitted Investments by Holdings and the Restricted Subsidiaries on Investments made using the Available Amount(without duplication of amounts decreasing the outstanding amount of any Investment pursuant to the definition thereof); plus

(c) Investments of Holdings or any Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Holdings or any of the Restricted Subsidiaries (up to the lesser of (i) the fair market value determined in good faith by Holdings of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value determined in good faith by Holdings of the original Investment by Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time such original Investment was made); plus

(d) the cash Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the sale of stock of an Unrestricted Subsidiary) received by Holdings or any Restricted Subsidiary; plus

(e) to the extent not included in Consolidated Net Income or in determining the Available Equity Amount or any other basket under Section 6.04 (including as a result of the application of the second sentence of the term “Investment”), dividends or other distributions or returns on capital received by Holdings or any Restricted Subsidiary from an Unrestricted Subsidiary; plus

(f) the aggregate amount of any Retained Declined Proceeds and Specified Asset Sale Proceeds since the Effective Date.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the net cash proceeds of public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) of Holdings or any parent of Holdings made after the Effective Date and which are contributed to Holdings; plus

(b) capital contributions received by Holdings after the Effective Date in cash (other than in respect of any Disqualified Equity Interest or Qualified Equity Interests the proceeds of which will be applied as Cure Amounts); plus

(c) the net cash proceeds received by Holdings or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests; plus

(d) returns, profits, distributions and similar amounts received in cash by Holdings or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the original amount of such Investments and to the extent not included in determining the Available Amount or any other basket under Section 6.04 (including as a result of the application of the second sentence of the term “Investment”)).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of ~~an EEA~~any Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country ~~implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union~~which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law ~~for such EEA Member Country from time to time which is~~or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) or paragraph (c) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Co-Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to a Loan denominated in dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Co-Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Co-Borrowers pursuant to Section 2.14(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the

Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower Offer of Specified Discount Prepayment” means the offer by Finance to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by Finance of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by Finance of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing (i) denominated in dollars, $1,000,000, (ii) denominated in Euro, €1,000,000 and (iii) denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing (i) denominated in dollars, $1,000,000, (ii) denominated in Euro, €1,000,000 and (iii) denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency that has a Dollar Equivalent in excess of $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by any Co-Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (x) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day, (y) when used in connection with a Eurodollar Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day and (z) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Loans denominated in any Alternative Currency, the term “Business Day” shall also exclude any day that is a legal holiday or a day on which banking institutions are authorized or required by Requirements of Law or other governmental action to remain closed in the country of issuance of such Alternative Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date without giving effect to ASU 2016-02, Leases (Topic 842) (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases on the balance sheet of the applicable lessor; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations of Holdings or any Restricted Subsidiary in respect of netting services, employee credit or purchase card programs and similar arrangements. For the avoidance of doubt, Cash Management Obligations do not include obligations under Swap Agreements.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means any Person that is a “controlled foreign corporation” within the meaning of Section 957, but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1). For purposes of this definition, all Section references are to the Code.

“CFC Guarantor” means (a) each of Luxembourg Parent, Luxembourg Holdco and Swissco and (b) any additional Co-Borrower pursuant to Section 2.26 that is a CFC.

“CFC Pledge Agreement” means any pledge agreement, security agreement or similar agreement (including, for the avoidance of doubt, each Luxembourg Domestic Pledge Agreement and the Swissco Pledge Agreement), in each case in form and substance reasonably satisfactory to the Administrative Agent and Holdings, entered into by or among one or more Loan Parties and the Collateral Agent pursuant to which (a) the Equity Interests issued by a CFC Guarantor are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations and/or (b) other assets held by a CFC Guarantor are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, in each case subject to any relevant limitations set forth in the Collateral and Guarantee Requirement.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, in each case, to the extent enacted, adopted, promulgated or issued after the date of this Agreement; provided that each of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 2.15.

“Change of Control” means (a) the failure of Holdings, directly or indirectly, to own all of the Equity Interests of any Co-Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in Holdings held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness, unless such Junior Financing is repaid substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner permitted hereunder.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Loans made under any Additional/Replacement Revolving Commitment, Other Revolving Loans, Initial Term Loans, Incremental Term Loans, Other Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Revolving Commitment, an Additional/Replacement Revolving Commitment, an Other Revolving Commitment, Initial Term Commitment, a commitment in respect of any Incremental Term Facility or an Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments (and Other Term Loans made pursuant thereto), Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Additional/Replacement Revolving Commitments (and Loans made pursuant thereto) and commitments in respect of Incremental Term Facilities (and the Incremental Term Loans made pursuant thereto) that have different terms and conditions (other than with respect to original issue discount or upfront fees) shall be construed to be in different Classes.

“Co-Borrower” and “Co-Borrowers” have the meanings assigned to such terms in the preliminary statements hereto and include any additional party designated as a Co-Borrower pursuant to Section 2.26 hereof.

“Co-Borrower Materials” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement, substantially in the form of Exhibit D, among Holdings, Finance, each Subsidiary Loan Party that is a Domestic Subsidiary and the Collateral Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) each of Holdings, Finance and each of the other Domestic Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement referred to in clause (a) of the definition of the term “Guarantee Agreement” duly executed and delivered on behalf of such Person or (y) in the case of any Domestic Subsidiary that becomes a Restricted Subsidiary after the Effective Date or that otherwise ceases to be an Excluded Subsidiary after the Effective Date, a supplement to such Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, (ii) each of Holdings, Finance and each Subsidiary Loan Party that is a Domestic Subsidiary either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Domestic Subsidiary that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement in substantially the form specified therein, duly executed and delivered on behalf of such Person, (iii) each CFC Guarantor a counterpart of the relevant CFC Pledge Agreement or CFC Pledge Agreements (or a supplement thereto) as reasonably requested by the Administrative Agent, in each case duly executed and delivered on behalf of such CFC Guarantor, (iv) each CFC Guarantor a counterpart of the European Guarantee and Luxembourg Security Agreement (or a supplement thereto) duly executed and delivered on behalf of such CFC Guarantor, (v) each Foreign Subsidiary that is not a CFC and that becomes a Subsidiary Loan Party in accordance with clause (iii) of Section 5.11(a) a Guarantee Agreement referred to in clause (c) of the definition of the term “Guarantee Agreement” (or a supplement thereto) duly executed and delivered on behalf of such Foreign Subsidiary and (vi) each Foreign Subsidiary referenced in the immediately preceding clause (v) counterparts of such Foreign Security Agreements as reasonably requested by the Administrative Agent relating to the assets of such Foreign Subsidiary, duly executed and delivered on behalf of such Foreign Subsidiary, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b), 4.01(c) and 4.01(d);

(b) all outstanding Equity Interests of each Co-Borrower and each Restricted Subsidiary, other than any such Equity Interests constituting Excluded Assets, that are owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, a CFC Pledge Agreement or a Foreign Security Agreement, as applicable, and the Collateral Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities”, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that in the case of a pledge by any Subsidiary (other than Luxembourg Parent, Luxembourg Holdco, Swissco, any other CFC, a Domestic Foreign Holdco or any Subsidiaries that are directly or indirectly owned by a CFC, pledges by which entities will not secure the Secured Obligations of Holdings, Finance or any other Domestic Subsidiary) of voting Equity Interests in a CFC or a Domestic Foreign Holdco, such pledge may, insofar as it secures the Secured Obligations of Holdings, Finance or any other Domestic Subsidiary, be limited to 65% of such voting Equity Interests of such CFC or Domestic Foreign Holdco (but insofar as the pledge of such Equity Interests secures the Secured Obligations of any CFC Guarantor or any other Foreign Subsidiary, shall not be so limited);

(c) if any Indebtedness for borrowed money of Holdings or any Subsidiary is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, a CFC Pledge Agreement or a Foreign Security Agreement, as applicable, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied, at Holdings’s sole discretion, by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements, required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received with respect to each Material Real Property (i) counterparts of a Mortgage with respect to such Material Real Property duly executed and delivered by the record owner of such Material Real Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the Fair Market Value, as reasonably determined by Holdings in good faith, of such Material Real Property), (ii) a fully paid American Land Title Association Lender’s policy of title insurance (or a marked unconditional title insurance commitment or pro forma policy having the effect of a policy of title insurance) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, naming the Collateral Agent and its respective successors and assigns as the insured, free of any other Liens except as expressly permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the Fair Market Value of such Mortgaged Property as reasonably determined by Holdings; provided that in no event shall the aggregate amount of all policies of title insurance exceed the maximum principal balance of the Secured Obligations; provided further that in no event will Holdings be required to obtain independent appraisals or other third-party valuations of such Material Real Property, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located, and if any Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) in each case if reasonably requested by the Administrative Agent, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2016 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (or 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys in the case of any existing survey), it being agreed that delivery of a new ALTA survey shall not be required in any jurisdiction where the Title Company will issue a lender’s title policy with the standard survey exception omitted from and customary survey endorsements included in such title policy without requiring delivery of any survey and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

For the avoidance of doubt, and in each case subject to applicable local law limitations, (a) the Collateral of Swissco shall secure the Swissco Obligations and no other Secured Obligations, (b) the Collateral of Luxembourg Parent shall secure the Secured Obligations of Luxembourg Parent, all Secured Obligations guaranteed by Luxembourg Parent and no other obligations, (c) the Collateral of Luxembourg Holdco shall secure the Secured Obligations of Luxembourg Holdco, all Secured Obligations guaranteed by Luxembourg Holdco and no other obligations, (d) each Guarantee provided under the Loan Documents by any Guarantor that is not a CFC, a Domestic Foreign Holdco or a Subsidiary that is directly or indirectly owned by a CFC shall guarantee (and all Collateral in which a Lien is granted to secure the Revolving Loans by any Guarantor that is not a CFC, a Domestic Foreign Holdco or a Wholly Owned Subsidiary that is directly or indirectly owned by a CFC shall secure) all the Secured Obligations and (e) each Guarantee provided under the Loan Documents by any CFC Guarantor shall guarantee the Secured Obligations of each Foreign Subsidiary that is a CFC hereunder (other than, in each case, the party providing such Guarantee), but shall not guarantee any obligations of Holdings, Finance or any other Domestic Subsidiary under the Revolving Loans and shall not guarantee Loan Document Obligations in respect of the Term Loans.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, but subject to the last sentence of this definition, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in or mortgages on, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if (i) the Administrative Agent and Holdings reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in or mortgages on such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax, contractual, operational, expense, regulatory or other consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom, or (ii) Holdings shall have advised the Administrative Agent that it would be a violation of applicable law (or, in the case of a pledge of Capital Stock of an Unrestricted Subsidiary or a person that is not a Wholly Owned Subsidiary, a violation of an applicable contract in respect of which the Administrative Agent shall have determined under clause (i) of this subparagraph that obtaining a consent shall not be required) for such Subsidiary to take such action; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) in no event shall control agreements or other control or similar arrangements be required with respect to cash, Permitted Investments, other deposit accounts, securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control (but, for avoidance of doubt, the foregoing limitation shall not apply to perfection by control of certificated Equity Interests); (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction other than the United States (which, for purposes of this clause (d), shall be deemed to include any State thereof and the District of Columbia), Luxembourg and Switzerland, and no actions shall be required to be taken to create any security interests in assets located or titled outside of the United States, Luxembourg or Switzerland (including with respect to any Equity Interests issued by Foreign Subsidiaries and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States, Luxembourg or Switzerland) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States, Luxembourg or Switzerland) and no searches shall be required outside of the United States; (e) the Loan Parties shall not be required, nor shall the Administrative Agent be authorized, to perfect the above-described pledges, security interests and mortgages by any means other than by (i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction and filings in the applicable real estate records with respect to Mortgaged Properties, (ii) filings in United States Patent and Trademark Office and the United

States Copyright Office with respect to registered and applied-for Intellectual Property as expressly required in the Loan Documents, (iii) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of each Co-Borrower and other Restricted Subsidiaries and instruments, in each case as expressly required in the Loan Documents and (iv) in the case of any assets of a CFC Guarantor or the Equity Interests of any CFC Guarantor pledged pursuant to a CFC Pledge Agreement, such other filings required in the applicable jurisdiction of organization of such CFC Guarantor, in each case as expressly required by the applicable CFC Pledge Agreement; (f) in no event shall the Collateral include any Excluded Assets, except at the option or in the sole discretion of Holdings after consultation with the Administrative Agent; (g) in no event shall any CFC, Domestic Foreign Holdco or any direct or indirect Subsidiary of any CFC or Domestic Foreign Holdco guarantee or pledge any Collateral to secure any Secured Obligations of Holdings, Finance, or any other Domestic Subsidiary; (h) each of the Administrative Agent and the Collateral Agent is expressly authorized upon the request of a Co-Borrower to release or authorize the release of any Collateral or Guarantee previously delivered in respect of any Secured Obligation that at the time of such request is not required in order for the Collateral and Guarantee Requirement to be satisfied; (i) no Default or Event of Default shall arise from any inadvertent failure to comply in any immaterial respect with the provisions of this Collateral and Guarantee Requirement if the Co-Borrowers and the other Loan Parties shall have attempted in good faith to comply herewith and shall (upon becoming aware of such inadvertent failure to comply) take prompt action to effect compliance and (j) under no circumstances shall Swissco grant any security interest in real estate to secure the Swissco Obligations. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.

Notwithstanding anything herein to the contrary, the jurisdictional limitations set forth in clauses (d) and (e) of the preceding paragraph shall not apply to assets of any Foreign Subsidiary that becomes a Co-Borrower pursuant to Section 2.26 or becomes a Subsidiary Loan Party pursuant to Section 5.11 and, in the event that Holdings, at its option, elects to cause a Foreign Subsidiary to become a Co-Borrower or a Subsidiary Loan Party pursuant to Section 2.26 or Section 5.11, respectively, (i) the Equity Interests of such Foreign Subsidiary that are held by any Loan Party shall be pledged pursuant to the Collateral Agreement, a CFC Pledge Agreement or a Foreign Security Agreement, as applicable and (ii) such Foreign Subsidiary shall complete filings or take actions reasonably requested by the Administrative Agent to create and perfect security interests in the assets of such Foreign Subsidiary located in the jurisdiction in which such Foreign Subsidiary is organized or, if a material portion of the assets of such Foreign Subsidiary are located in the United States, Luxembourg or Switzerland, solely in such assets, including, in each case, the execution and delivery of Security Documents relating to such assets of such Foreign Subsidiary and governed by the laws of the jurisdiction in which such Foreign Subsidiary is organized; provided that, for the avoidance of doubt, in no event shall the Collateral include any Excluded Assets unless otherwise agreed by Holdings, and no Loan Party shall be required to complete any additional filings with respect to the creation or perfection of any security interest in the Intellectual Property of such Loan Party in any jurisdiction outside of the United States.

“Commitment” means (a) with respect to any Lender, its Initial Revolving Commitment, Additional/Replacement Revolving Commitment of any Class, Other Revolving Commitment of any Class, Initial Term Commitment, commitment with respect to any Incremental Term Facility of any Class, Other Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d).

“Consolidated Cash Interest Expense” means, as of any date, for the applicable period ending on such date with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash with respect to all outstanding Indebtedness and Disqualified Equity Interests of Holdings and its Restricted Subsidiaries, including the interest component under Capitalized Leases, but excluding, to the extent included in such interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Swap Agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements or other derivative instruments, and any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04, or the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP and (ix) “PIK” interest expense in respect of Indebtedness incurred pursuant to Section 6.01(a)(xxxiii), minus (b) cash interest income of Holdings and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period (in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP):

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP, plus (C) the implied interest component of synthetic leases with respect to such period, plus (D) [reserved], plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, plus (G) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds), including penalties and interest related to such taxes or arising from any tax examinations;

(iii) Non-Cash Charges;

(iv) the amount of any minority interest expense consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary (other than any Unrestricted Subsidiary) deducted (and not added back in such period) in calculating Consolidated Net Income;

(v) any costs or expenses incurred by Holdings or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or any of its Restricted Subsidiaries (other than by Holdings or any Restricted Subsidiary) or Net Proceeds of an issuance of Qualified Equity Interests of Holdings or any of its Restricted Subsidiaries (other than to Holdings or any Restricted Subsidiary);

(vi) extraordinary, non-recurring, exceptional or special losses, expenses or charges;

(vii) other add-backs and adjustments of the type reflected in the Model and the Lender Presentation;

(viii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with Permitted Acquisitions and other Investments permitted hereunder;

(ix) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with any Permitted Acquisition or any other Investment permitted hereunder, or any Disposition or any Casualty Event permitted hereunder, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (ix) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA for the first fiscal quarter ending after the end of such year);

(x) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xi) Public Company Costs; and

(xii) (A) restructuring charges, (B) costs, expenses or charges resulting from employee relocation or severance and (C) charges or expenses resulting from the reconstruction or retirement of fixed assets; plus

(b) without duplication,

(i) the amount of “run rate” cost savings, operating expense reductions, other operating improvements, and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by Holdings or any of its Restricted Subsidiaries in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 18 months after the end of the relevant period (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period) (net of the amount of actual benefits realized from such actions and amounts no longer expected to be realized); provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and quantifiable and shall be certified, in writing to the Administrative Agent, by a Financial Officer, the chief executive officer or the president of Holdings, (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b)(i) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit for a period that is associated with any action taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 18 months after the end of the relevant period) and (C) the aggregate amount of the add-back to Consolidated EBITDA pursuant to this clause (b) for any period shall not exceed 20.0% of Consolidated EBITDA for such period (determined prior to giving effect to such add-back); less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period (in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP):

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(ii) the amount of any minority interest expense consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income;

(iii) cash interest income of Holdings and its Restricted Subsidiaries earned during such period; and

(iv) extraordinary, non-recurring, exceptional or special gains;

provided that:

(I) to the extent included in Consolidated Net Income for any period, there shall be excluded in determining Consolidated EBITDA for such period currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(II) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated EBITDA or Consolidated Net Income for such period, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by

Holdings or any of its Restricted Subsidiaries during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of each Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a Pro Forma Basis and (B) to the extent not included in the Acquired EBITDA of any Pro Forma Entity or in Consolidated EBITDA or Consolidated Net Income, in each case for such period, an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); provided that with respect to any determination to be made on a Pro Forma Basis, at the election of Holdings, such Acquired EBITDA or such adjustment shall not be required to be included for any Pro Forma Entity to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the fair market value of such Converted Restricted Subsidiary, in the aggregate, is less than $25,000,000;

(III) there shall be (A) excluded in determining Consolidated EBITDA for any period, without duplication, to the extent included in Consolidated EBITDA or Consolidated Net Income for such period, the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings or any of its Restricted Subsidiaries during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, without duplication, to the extent not included in Consolidated Net Income, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(IV) to the extent included in Consolidated Net Income for such period, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to any Permitted Acquisition (or other Investment not prohibited under this Agreement).

Consolidated EBITDA shall be deemed to equal, once Holdings’ financial statements have been provided pursuant to Section 5.01(b) for (a) the fiscal quarter ended March 31, 2018, Consolidated EBITDA for such fiscal quarter times 4.000, (b) the two fiscal quarters ended June 30, 2018, Consolidated EBITDA for such two fiscal quarters times 2.000 and (c) the three fiscal quarters ended September 30, 2018, Consolidated EBITDA for such three fiscal quarters times 1.333, until such time as Holdings’ financial statements have been provided pursuant to Section 5.01(a) for the fiscal year ended December 31, 2018 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis).

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication (and, in each case, during or for such period):

(a) extraordinary non-cash items;

(b) unusual, non-recurring, exceptional or special non-cash gains, losses or charges;

(c) non-cash restructuring charges, non-cash asset impairment charges (other than in respect of inventory and accounts receivable) and non-cash charges resulting from the retirement of fixed assets, in each case, excluding any such charges in respect of an item that increased the Consolidated Net Income in a prior period;

(d) gains or losses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by a Financial Officer;

(e) the cumulative effect of a change in accounting principles;

(f) any Transaction Costs incurred;

(g) any fees and expenses (including any transaction or retention bonus or similar payment) incurred, or any amortization thereof, in connection with any acquisition, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB

Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(h) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(i) accruals and reserves that are established or adjusted as a result of any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(j) Non-Cash Compensation Expense;

(k) any income (loss) attributable to deferred compensation plans or trusts;

(l) any non-cash gain or loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(m) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP; and

(n) the net income or loss of any Person that is not a Restricted Subsidiary of Holdings or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) by such Person to Holdings or a Restricted Subsidiary of Holdings.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings or any of its Subsidiaries), as a result of any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured First Lien Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness and Disqualified Equity Interests of Holdings and the Restricted Subsidiaries outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on the Collateral on an equal priority basis with Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies), determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method of accounting in connection with any Permitted Acquisition (or other Investment not prohibited hereunder)) and consisting only of such Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after one Business Day, obligations in respect of Capitalized Leases, debt obligations evidenced by promissory notes or similar instruments, and Disqualified Equity Interests (and excluding any Indebtedness which represents “PIK” interest that has been paid on any Indebtedness incurred under Section 6.01(a)(xxxiii)), minus up to $200,000,000 in aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (in each case, free and clear of all Liens, other than Liens created under the Loan Documents), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date, but including cash and Permitted Investments restricted in favor of the Secured Obligations (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Secured Obligations).

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness and Disqualified Equity Interests of Holdings and the Restricted Subsidiaries outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on the Collateral, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the any Permitted Acquisition (or other Investment not prohibited hereunder)) and consisting only of such Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after one Business Day, obligations in respect of Capitalized Leases, debt obligations evidenced by promissory notes or similar instruments and Disqualified Equity Interests (and excluding any Indebtedness that represents “PIK” interest that has been paid on any Indebtedness incurred under Section 6.01(a)(xxxiii)), minus up to $200,000,000 in aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (in each case, free and clear of all Liens, other than Liens created under the Loan Documents), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date but including cash and Permitted Investments restricted in favor of the Secured Obligations (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Secured Obligations).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) [reserved], (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Corresponding Tenor” with respect any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness” means (w) Permitted First Priority Refinancing Debt, (x) Permitted Second Priority Refinancing Debt, (y) Permitted Unsecured Refinancing Debt and (z) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Revolving Loans (or unused Revolving Commitments) or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) except in the case of any Designated Earlier Maturing Debt, does not mature earlier than or, except in the case of Revolving Commitments, have a

Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt, (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) if not comprising Other Term Loans or Other Revolving Commitments hereunder that are secured on a pari passu basis with the other Secured Obligations, is subject to a Customary Intercreditor Agreement(s) and (e) otherwise has terms and conditions that shall be reasonably satisfactory to Holdings and the lenders providing such Credit Agreement Refinancing Indebtedness but, in any event (and other than with respect to pricing and fees), shall be no more restrictive, when taken as a whole, than any financial covenants or event of default provisions applicable to the Loans and the Commitments hereunder and under the other Loan Documents. Notwithstanding anything to the contrary herein, no Credit Agreement Refinancing Indebtedness shall be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), at the option of each Co-Borrower, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and each Co-Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, at the option of each Co-Borrower, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and each Co-Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations. With regard to any changes in light of prevailing market conditions with regard to clauses (a) or (b) of the immediately preceding sentence, such changes or agreement, as applicable, shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within three Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (including with such changes) is reasonable and to have consented to such intercreditor agreement (including with such changes) and to the Administrative Agent’s execution thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two Business Days of the date required to be funded by it hereunder, (b) has notified each Co-Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of any Co-Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and any Co-Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and each Co-Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Defaulting Lender Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the LC Exposure with respect to the Letters of Credit issued by such Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms of this Agreement and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans, other than Swingline Loans as to which such

Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms of this Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of Holdings, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between Finance and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each has the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings or any of its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests);

(b) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, in whole or in part, whether pursuant to a sinking fund obligation or otherwise;

(c) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(d) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) those Persons identified by any Co-Borrower to the Administrative Agent in writing prior to February 12, 2018 as being “Disqualified Lenders,” (ii) those Persons who are competitors of Holdings and its Subsidiaries (other than any bona fide diversified debt investment fund) identified by the Investor or a Co-Borrower to the Administrative Agent from time to time in writing (including by email) which designation shall become effective three days after delivery of each such written designation to the Administrative Agent and the Lenders (including by posting such notice to the Platform), but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loan, (iii) Excluded Affiliates and (iv) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their respective Affiliates that are either (x) identified in writing by the Investor or a Co-Borrower to the Administrative Agent from time to time or (y) are clearly identifiable solely on the basis of such Affiliate’s name as an Affiliate of such Person (other than Affiliates that are bona fide diversified debt investment funds).

“dollars” or “$” refers to lawful money of the United States.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of the dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m., London time (or New York time, as applicable), on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Foreign Holdco” means any Subsidiary substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are capital stock (and, if applicable, debt) of one or more Subsidiaries that are CFCs.

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means:

(a) in the case of Loans denominated in dollars, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Co-Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Co-Borrowers to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b) in the case of Loans denominated in any Alternative Currency, the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Co-Borrowers) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Alternative Currency being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Co-Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Senior Secured First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 9.04(g) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 1.75 to 1.00, 75% of Excess Cash Flow for such fiscal year, (b) greater than 1.25 to 1.00 but less than or equal to 1.75 to 1.00, 50% of Excess Cash Flow for such fiscal year and (c) less than or equal to 1.25 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 12, 2018.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent and Finance and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount paid with respect to the initial incurrence of any Class of Loans or series of Indebtedness, as applicable (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof), payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, prepayment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders (and, if applicable, consent fees for an amendment paid generally to consenting Lenders); provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Subsidiary or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Requirements of Law relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) resulting from or based upon (a) the compliance or actual or alleged non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability; (i) the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; (j) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Guarantee and Luxembourg Security Agreement” shall mean the New York law governed European Guarantee and Luxembourg Security Agreement substantially in the form of Exhibit E-1, by each CFC Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, subject to such limits as shall be required under applicable local law.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income; and

(iii) decreases in Consolidated Working Capital and long-term accounts receivable for such period (other than decreases relating to Dispositions permitted pursuant to Section 6.05(h) or Section 6.05(o));

less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any Permitted Acquisition or other Investment or any Disposition of any asset, in each case permitted under this Agreement to the extent such amounts are due but not received during such period; provided, however, that such amounts will be included in determining Excess Cash Flow in the period in which such amounts are received by Holdings or any Restricted Subsidiary) and cash charges included in clauses (a) through (m) of the definition of “Consolidated Net Income” that are excluded in arriving at such Consolidated Net Income (other than cash charges to the extent financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than Revolving Loans));

(ii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net

Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans and all prepayments of revolving loans and swingline loans (including Revolving Loans and Swingline Loans) and (3) all regularly scheduled principal payments of Funded Debt (other than any amortization payments with respect to the Term Loans pursuant to Section 2.10)) made during such period, other than (A) in respect of any revolving credit facility or swingline facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other Indebtedness of Holdings or the Restricted Subsidiaries;

(iii) increases in Consolidated Working Capital and long-term accounts receivable for such period;

(iv) cash payments by Holdings and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than Revolving Loans);

(v) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such fiscal year or after such fiscal year and on or prior to the 90th day after the end of such fiscal year, except to the extent that such capital expenditures were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than the Revolving Loans);

(vi) cash payments by Holdings and the Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period, except to the extent that such payments were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than Revolving Loans);

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent such payments are not deducted in calculating Consolidated Net Income for such period, except to the extent that such payments were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than Revolving Loans);

(viii) the amount of taxes (including penalties and interest) paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(ix) [reserved];

(x) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement and made during such fiscal year or after such fiscal year and on or prior to the 90th day after the end of such fiscal year, except to the extent that such Investments and acquisitions were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than the Revolving Loans);

(xi) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of dividends paid in cash pursuant to Section 6.07(a)(xiv) during such period or after such fiscal year and on or prior to the 90th day after the end of such fiscal year, except to the extent that such dividends were financed with the proceeds of long-term Indebtedness of Holdings or any Restricted Subsidiary (other than the Revolving Loans); and

(xii) without duplication of amounts deducted in prior periods, (A) the aggregate consideration required to be paid in cash by Holdings or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such fiscal year and (B) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for such fiscal year is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Holdings or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments), capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) or Restricted Payments (limited to Restricted Payments made pursuant to Section 6.07(a)(xiv)) to be consummated or made during a subsequent fiscal year (and in the case of Planned Expenditures, the subsequent fiscal year); provided, that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Investments, capital expenditures or Restricted Payments during such subsequent fiscal year (excluding any cash from the proceeds of long-term Indebtedness of each Co-Borrower or the Restricted Subsidiaries (other than the Revolving Loans)) is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Affiliates” means Affiliates of the Joint Lead Arrangers that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Excluded Assets” means, (a) any fee-owned real property that is not a Material Real Property and all leasehold (including ground lease) interests in real property (including, requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title, (c) Letter-of-Credit Rights, (d) Commercial Tort Claims with a value of less than $10,000,000 (as determined by the Co-Borrowers in good faith) (except, in the case of clauses (b) through (d), to the extent a security interest therein can be perfected with the filing of a UCC-1 financing statement), (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement, or any property subject to a purchase money security interest or similar arrangement not prohibited by the Loan Documents (including pursuant to Section 6.02(iv)), to the extent and for so long as, the grant of a security interest therein would (i) require the consent of a third party other than a Loan Party (unless such consent has been received) or (ii) violate or invalidate, constitute a breach of or a default under such lease, contract, license, sublicense, other agreement or document, or create a right of termination in favor of any other party thereto (other than any Loan Party), after giving effect to the applicable anti-assignment provisions of the UCC, other than, in each case, proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, notwithstanding such prohibition, (g) any asset subject to a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created after giving effect to the applicable anti-assignment provisions of the UCC, (h) any (1) intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and (2) any other Intellectual Property in any jurisdiction where the grant of a Lien thereon would cause the invalidation or abandonment of such Intellectual Property under applicable law, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations (a) is prohibited or limited by any applicable Requirements of Law, rule or regulation, any permitted contractual obligation existing on the Effective Date (or, if later, the date of acquisition of such asset, so long as the contractual prohibition is not created in contemplation of such transaction) or agreements with any Governmental Authority (in each case, after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC, notwithstanding such prohibition) or (b) would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (k) Securitization Assets, (l) any Deposit Account or Securities Account that is a pension fund, escrow (including any escrow accounts for the benefit of customers), trust, or similar account, (m) assets to the extent a security interest in such assets would result in an investment in “United States property” by a CFC within the meaning of Section 956 of the Code or would otherwise result in a material adverse tax consequence to Holdings or any of its Domestic Subsidiaries (or, if applicable, the parent of a consolidated group for U.S. federal income tax purposes of which Holdings or any of its Domestic Subsidiaries is a member), as reasonably determined by Holdings in consultation with the Collateral Agent and (n) any assets with respect to which, in the reasonable judgment of the Collateral Agent and the Co-Borrowers (as agreed to in writing), the cost, burden, difficulty or other consequences (including adverse tax consequences) of pledging such assets or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Equity Interests” means (a) any of the outstanding voting Equity Interests or other voting ownership interests of any Subsidiary that is a CFC or Domestic Foreign Holdco in excess of 65% of all the Equity Interests or other voting ownership interests of such CFC or Domestic Foreign Holdco designated as having voting power, insofar as the pledge of such Equity Interests or other voting ownership interests secures the Secured Obligations of Holdings or any Domestic Subsidiary, (b) any Equity Interests or other ownership interests in any Subsidiary of a CFC or Domestic Foreign Holdco, insofar as the pledge of such Equity Interests or other ownership interests secures the Secured Obligations of Holdings or any Domestic Subsidiary, (c) the Equity Interests of a Subsidiary (other than a Wholly-Owned Restricted Subsidiary) the pledge of which would violate the organizational or joint venture documents of such Subsidiary, or a contractual obligation to the owners of the other Equity Interests of such Subsidiary (other than such owners that are the Co-Borrowers or Affiliates of the Co-Borrowers) that is binding on or relating to such Equity Interests after giving effect to the applicable anti-assignment provisions in the UCC and (d) the Equity Interests of any Unrestricted Subsidiary.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Real Property” means (a) any fee-owned real property that is not Material Real Property, (b) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Co-Borrowers) the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lenders, (c) any real property to the extent providing a mortgage on such real property would (i) be prohibited or limited by any applicable law, rule or regulation (but only so long as such prohibition or limitation is in effect), (ii) violate a contractual obligation to the owners of such real property (other than any such owners that are Holdings or Affiliates of Holdings) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) but only to the extent such contractual obligation was not incurred in anticipation of this provision or (iii) give any other party (other than Holdings, any Co-Borrower or a wholly-owned Restricted Subsidiary of any Co-Borrower) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) and (d) any Leasehold.

“Excluded Subsidiary” means (a) any Subsidiary that is a Non-Wholly Owned Subsidiary, including any joint ventures, (b) each Subsidiary listed on Schedule 1.01(a), (c) any Subsidiary for which the Guarantee of or the grant of Liens to secure the Secured Obligations (i) is prohibited by any applicable contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a

Subsidiary, such prohibition was not entered into in contemplation of such acquisition) or (ii) is prohibited by any Requirement of Law or requires governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any Immaterial Subsidiary, (e) (i) any direct or indirect Subsidiary of a Subsidiary that is a CFC, (ii) any Domestic Foreign Holdco and (iii) any Subsidiary whose provision of a Guarantee would result in a material adverse tax consequence to Holdings, a Co-Borrower (or, if applicable, the common parent of Holdings’ or a Co-Borrower’s consolidated group for applicable income tax purposes) and its Subsidiaries as reasonably determined by Holdings in consultation with the Administrative Agent, (f) each Unrestricted Subsidiary, (g) [reserved], (h) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (i) any not-for profit Subsidiaries, captive insurance companies, captive risk retention subsidiaries, special purpose securitization vehicle (including any Securitization Subsidiary) or other special purpose subsidiaries, (j) any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia other than any CFC Guarantor, (k) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) that is financed with Indebtedness permitted under Section 6.01 hereof as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor and (l) any other Subsidiary with respect to which, in the reasonable judgment of Holdings and the Administrative Agent, the cost, burden, difficulty or other consequences (including any adverse tax consequences) of providing a Guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that, with the consent of the Administrative Agent, Holdings may at any time deem that any Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Guarantor, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation). If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to any Loan Document, or having sold or assigned an interest in any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) except in the case of an assignee pursuant to a request by any Co-Borrower under Section 2.19 or Section 9.02(c) hereto, any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of February 27, 2015, as amended, among Holdings, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco, the LC subsidiaries from time to time party thereto, the lenders from time to time party thereto, and JPM, as administrative agent and collateral agent, as an issuing bank and as a swingline lender.

“Existing Letters of Credit” means each letter of credit previously issued for the account of, or guaranteed by, any Co-Borrower pursuant to the Existing Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 1.01(b).

“Existing Swap Agreements” means each Swap Agreement of Holdings or any Restricted Subsidiary with the respective Existing Swap Dealers in effect on the Effective Date, in respect of which the payment and performance of all obligations of each applicable domestic Restricted Subsidiary were secured obligations under the Existing Credit Agreement.

“Existing Swap Dealers” means The Huntington National Bank, Bank of America, N.A. and PNC Bank, National Association (or, in each case, the applicable Affiliate thereof).

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a seller to a purchaser dealing at arm’s length taking into account the nature and characteristics of such asset, as reasonably determined by Holdings in good faith (which determination shall be conclusive absent manifest error).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective Federal funds rate; provided, however, that if such rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“Finance” has the meaning given to such term in the preliminary statements hereto and any permitted successor or assign thereto.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings or any Co-Borrower, as applicable.

“Financial Performance Covenant” means the covenant set forth in Section 6.11.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, including any and all rules and regulations promulgated thereunder.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (iv) the incurrence of any liability by the Loan Party under any applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (v) the occurrence of any transaction that is prohibited under any applicable law and that results in the incurrence of any liability by the Loan Party or the imposition on the Loan Party of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means a Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code).

“Foreign Pension Plan” means any benefit plan sponsored by a Loan Party that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Security Agreement” means any pledge agreement, security agreement or similar agreement, in form and substance reasonably satisfactory to the Administrative Agent and Holdings, entered into by or among one or more Loan Parties and the Collateral Agent pursuant to which (a) the Equity Interests of a Subsidiary Loan Party that is a Foreign Subsidiary (other than a CFC Guarantor) are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations and/or (b) other assets held by a Subsidiary Loan Party that is a Foreign Subsidiary (other than a CFC Guarantor) are pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, in each case subject to any relevant limitations set forth in the Collateral and Guarantee Requirement.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funded Debt” means all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if Holdings provides notice to the Administrative Agent requesting an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings and each Co-Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto, to value any Indebtedness of any subsidiary at “fair value,” as defined therein or (ii) any treatment of Indebtedness in respect of convertible debt instruments under FASB Accounting Standards Codification 470-20, or any successor thereto, to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means (a) the Guarantee Agreement among Holdings, its Domestic Subsidiaries and the Collateral Agent, substantially in the form of Exhibit B; (b) the European Guarantee and Luxembourg Security Agreement; and (c) in connection with any Guarantee of the Secured Obligations by any Foreign Subsidiary that becomes a Loan Party but that is not a CFC, any other guarantee agreement or similar agreement (subject in each case to such limits as shall be required under applicable local law) giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent; provided, however, that, notwithstanding anything contained herein to the contrary, no Guarantee Agreement will require any Domestic Foreign Holdco, any Foreign Subsidiary that is a CFC or any Subsidiary that is directly or indirectly owned by a CFC to issue a Guarantee as to any Secured Obligations of Holdings, Finance or any other Domestic Subsidiary.

“Guarantors” means Holdings, each Co-Borrower and the Subsidiary Loan Parties.

“Guidelines” shall mean, together, (a) Guideline S-02.123 in relation to interbank loans of September 22, 1986 (Circulaire relative à l’impôt anticipé sur les intérêts des avoirs en banque dont les créanciers sont des banques – avoirs interbancaires –, du 22 septembre 1986), (b) Guideline S-02.122.1 in relation to bonds of April 1999 (Circulaire sur les obligations, d’avril 1999), (c) guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Circulaire sur les papiers monétaires et créances comptables de débiteurs suisses, d’avril 1999), (d) Guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Circulaire sur le traitement fiscal des prêts consortiaux, reconnaissances de dette, effets de change et sous-participations, de janvier 2000), (e) circular letter No. 34 of 26 July 2011 (1-034V-2011) in relation to deposits (Circulaire no 34 du 26 juillet 2011 sur les avoirs de clients) and (f) circular letter No. 15 of 3 October 2017 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss stamp taxes (Circulaire no 15 du 3 octobre 2017 sur les obligations et instruments financiers dérivés en tant qu’objets de l’impôt fédéral direct, de l’impôt anticipé et des droits de timbre), in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, carbon dioxide and other greenhouse gases, and all other substances, wastes, chemicals, pollutants or contaminants of any nature and in any form regulated, or that can result in liability, pursuant to any Environmental Law.

“Holdings” has the meaning given to such term in the preliminary statements hereto and any permitted successor or assign thereto.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Restricted Subsidiary other than a Material Subsidiary.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a)(ii).

“Incremental Cap” means, as of any date of determination, the sum of:

(I) $400,000,000; plus

(b) (i) the aggregate principal amount of all Term Loans voluntarily prepaid pursuant to Section 2.11(a)(i), (ii) the aggregate principal amount of all Term Loans repurchased and prepaid pursuant to Section 2.11(a)(ii) or otherwise in a manner not prohibited by Section 9.04(g), (iii) all reductions of Revolving Commitments pursuant to Section 2.08(b) and (iv) repayments, redemptions, repurchases or other retirements of Incremental Equivalent Debt, in each case prior to such date (other than, in each case, prepayments, repurchases and commitment reductions with the proceeds of (x) Credit Agreement Refinancing Indebtedness, (y) any other Indebtedness the proceeds of which are used to refinance the Loans or the Commitments or (z) any other long-term Indebtedness); provided that any such amount may only be utilized to incur Indebtedness that is secured by the Collateral on a pari passu with, or junior basis to, the Indebtedness being prepaid or repaid; minus

(c) the sum of aggregate principal amount of all Incremental Facilities and all Incremental Equivalent Debt outstanding at such time that was incurred in reliance on the foregoing clauses (a) and/or (b); plus

(II) (a) in the case of any Incremental Facilities or Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured First Lien Net Leverage Ratio to exceed 1.75 to 1.00 for the most recently ended Test Period as of such date;

(b) in the case of any Incremental Facilities or Incremental Equivalent Debt secured by the Collateral on a junior basis to the Secured Obligations, the maximum aggregate principal amount that can be incurred without causing the Senior Secured Net Leverage Ratio to exceed 3.25 to 1.00 for the most recently ended Test Period as of such date; or

(c) in the case of any Incremental Facilities or Incremental Equivalent Debt that is unsecured or that is subordinated in right of payment to the Loan Document Obligations, the maximum aggregate principal amount that can be incurred without causing the Interest Coverage Ratio to be less than (i) 2.00 to 1.00 for the most recently ended Test Period as of such date or (ii) in the case of any such Incremental Facility or Incremental Equivalent Debt incurred to consummate a Permitted Acquisition or other Investment not prohibited by this Agreement, either

(x) 2.00 to 1.00 for the most recently ended Test Period as of such date or (y) the Interest Coverage Ratio immediately prior to the incurrence of such Incremental Facility or Incremental Equivalent Debt.

Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility or Incremental Equivalent Debt and the use of proceeds thereof (assuming that the full amount of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments being established at such time is fully drawn) for the most recently ended Test Period as of such date and subject to Section 1.06 to the extent applicable. Indebtedness may be incurred under both clauses (I) and (II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (II) above and then calculating the incurrence under clause (I) above (if any) (and if both clauses (I) and (II) are available and the applicable Co-Borrower does not make an election, such Co-Borrower will be deemed to have elected clause (II)); provided that the applicable Co-Borrower may redesignate any such Indebtedness originally designated as incurred pursuant to clause (I) above if, at the time of such redesignation, such Co-Borrower would be permitted to incur under clause (II) above the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Co-Borrowers’ ability to incur indebtedness under clause (I) above as of the date of such redesignation by the amount of such Indebtedness so redesignated).

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xx).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term is Section 2.20(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means any Term Loan provided under any Incremental Facility.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds,

debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation that has become a liability on the balance sheet of such Person in accordance with GAAP and (z) taxes and other accrued expenses payable in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of such Person appearing on the balance sheet of such Person, solely by reason of push down accounting under GAAP (but only to the extent that such Person is not an obligor with respect to such Indebtedness), (v) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings, (vi) obligations in respect of any residual value guarantees on equipment leases that do not constitute Capital Lease Obligations, (vii) [reserved] and (viii) customary asset retirement obligations and customary obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and made in the ordinary course of business.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Initial Revolving Maturity Date and the date of termination of the Initial Revolving Commitments.

“Initial Revolving Commitment” means, with respect to each Initial Revolving Lender, the commitment, if any, of such Initial Lender to make Initial Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Initial Revolving Lender’s Initial Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Initial Revolving Lender pursuant to an Assignment and Assumption or (ii) an Incremental Revolving Commitment Increase. The initial amount of each Initial Revolving Lender’s Initial Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Initial Revolving Lender shall have assumed its Initial Revolving Commitment, as the case may be. As of the Effective Date, the total Initial Revolving Commitment is $250,000,000.

“Initial Revolving Exposure” means, with respect to any Initial Revolving Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of the Initial Revolving Loans of such Initial Revolving Lender attributable to its Initial Revolving Commitment, (b) the LC Exposure of such Initial Revolving Lender attributable to its Initial Revolving Commitment and (c) the Swingline Exposure of such Initial Revolving Lender attributable to its Initial Revolving Commitment, in each case at such time.

“Initial Revolving Lender” means a Lender with an Initial Revolving Commitment or, if the Initial Revolving Commitments have terminated or expired, an outstanding Initial Revolving Loan.

“Initial Revolving Loan” means a Loan made pursuant to Section 2.01(b). For the avoidance of doubt, an Initial Revolving Loan may be denominated in dollars or an Alternative Currency.

“Initial Revolving Maturity Date” means (i) February 12, 2023 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Initial Revolving Lender that has extended its Initial Revolving Commitment pursuant to a Permitted Amendment and with respect to any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“Initial Term Commitment” means, with respect to each Initial Term Lender, the commitment, if any, of such Initial Term Lender to make an Initial Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Initial Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to assignments by or to such Initial Term Lender pursuant to an Assignment and Assumption. The amount of each Initial Term Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, the total Initial Term Commitment is $1,500,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or, if the Initial Term Commitments have terminated or expired, an outstanding Initial Term Loan.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a) on the Effective Date. For the avoidance of doubt, an Initial Term Loan may be denominated only in dollars.

“Initial Term Maturity Date” means February 12, 2025 (or, if such day is not a Business Day, the immediately preceding Business Day) (or, with respect to any Initial Term Lender that has the maturity date of its Initial Term Loans extended pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreements” means, collectively, the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, in each case which has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated EBITDA for the most recently ended Test Period as of such date to (b) Consolidated Cash Interest Expense for the most recently ended Test Period as of such date.

“Interest Election Request” means a request by any Co-Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the applicable Co-Borrower in its Borrowing Request (or, if consented to by each Lender participating therein, twelve months or such other period less than one month thereafter as the applicable may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Initial Term Loans, the Initial Term Maturity Date,

(ii) in the case of Initial Revolving Loans, the Initial Revolving Maturity Date and (iii) in the case of any other Class of Loans, the stated maturity date specified in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for such Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, in relation to the “LIBO Rate” for any Loan, the rate which results from interpolating on a linear basis between (a) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and the Restricted Subsidiaries intercompany advances arising from their cash management, tax, and accounting operations and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (d) any Investment

(other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means Brookfield Asset Management Inc. and its Affiliates, and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by them, but not including, however, any portfolio companies of the foregoing.

“IPO” means (x) the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests of Holdings or (y) the purchase or other acquisition, by merger, consolidation or otherwise, of a majority of equity interests of Holdings by any publicly traded special purpose acquisition company, targeted acquisition company or any entity similar to the following (or any subsidiary thereof).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means (a) each Initial Revolving Lender as of the Effective Date, (b) solely with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or such branch with respect to Letters of Credit issued by such Affiliate or such branch. Notwithstanding anything herein to the contrary, in no event shall any Initial Revolving Lender, in its capacity as an Issuing Bank, at any time be required to issue Letters of Credit if the aggregate face amount of all Letters of Credit issued by such Initial Revolving Lender that are outstanding at such time exceed $10,000,000; provided that each Issuing Bank’s individual portion of the Letter of Credit Sublimit as set forth in this definition may be increased or decreased by any Co-Borrower subject only to the consent of such Issuing Bank.

“Joinder Agreement” means a Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Co-Borrowers and delivered pursuant to Section 2.26.

“Joint Lead Arrangers” means each of JPM, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and RBC Capital Markets, LLC, each in their capacity as joint lead arranger and joint bookrunner, and any permitted successors and assigns thereof, in their respective capacities as joint lead arrangers and joint bookrunners hereunder.

“JPM” has the meaning given to such term in the preliminary statements hereto.

“Judgment Currency” has the meaning assigned to such term in Section 9.19(b).

“Junior Financing” means (a) any Indebtedness for borrowed money (other than any permitted intercompany Indebtedness owing to Holdings or any Restricted Subsidiary or any Permitted Unsecured Refinancing Debt) that is subordinated in right of payment to the Loan Document Obligations and (b) any Permitted Refinancing in respect of the foregoing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment” means, in the case of each Issuing Bank, such amount as set forth in Schedule 2.01 hereto.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Co-Borrowers at such time. The LC Exposure of any Initial Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. The LC Exposure, if any, of any Additional Revolving Lender will be determined in accordance with the applicable Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, then such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Presentation” means the Lender Presentation dated January 2018, relating to Holdings, its Restricted Subsidiaries and the Transactions.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit or bank guarantee by an Issuing Bank issued pursuant to this Agreement or deemed outstanding under this Agreement, including each Existing Letter of Credit (other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05); provided that no Issuing Bank shall be required to issue trade letters of credit or bank guarantees unless such Issuing Bank otherwise agrees. For the avoidance of doubt, a Letter of Credit may be denominated in dollars or any Alternative Currency.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Initial Revolving Commitments.

“LIBO Rate” means, for any Interest Period, (a) with respect to any Eurodollar Borrowing in dollars or any Alternative Currency (other than any Alternative Currency for which an ICE LIBOR is not available), the rate per annum equal to (i) ICE LIBOR for such currency, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate and (b) with respect to any Eurodollar Borrowing in an Alternative Currency for which ICE LIBOR is not available, such reference rate for loans or deposits in such currency for such Interest Period as the Administrative Agent, the applicable Co-Borrower and all Revolving Lenders shall agree.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security assignment, security transfer of title or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any acquisition (including by way of merger), Investment, Restricted Payment or other transaction by any Co-Borrower or one or more of the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, such Co-Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained).

“Loan Document Obligations” means (a) in respect of any Co-Borrower, the due and punctual payment by such Co-Borrower of (i) the principal of the Loans and LC Disbursements of such Co-Borrower, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of such Co-Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) in respect of any Co-Borrower, the due and punctual payment and performance of all other obligations of such Co-Borrower under or pursuant to each of the Loan Documents and (c) in respect of each other Loan Party, the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided, that notwithstanding anything to the contrary set forth herein, the amounts payable at any time by any CFC Guarantor under the European Guarantee and Luxembourg Security Agreement or any

applicable Security Document entered into by such CFC Guarantor shall be subject at any time, and as applicable, to, in the case of (x) either Luxembourg Parent or Luxembourg Holdco, the Luxembourg Law Limitations and (y) Swissco, the Swiss Law Limitations. For the avoidance of doubt, (i) the Luxembourg Law Limitations shall only apply to the aggregate Upstream and Cross-Stream Obligations of Luxembourg Parent or Luxembourg Holdco (and not to Loan Document Obligations that are Luxembourg Parent’s or Luxembourg Holdco’s primary obligations or the primary obligations of Foreign Subsidiaries that are direct or indirect subsidiaries of Luxembourg Parent or Luxembourg Holdco), as described under the caption “Luxembourg Parent and Luxembourg Holdco” on Schedule I to the European Guarantee and Luxembourg Security Agreement and (ii) the Swiss Law Limitations shall only apply to the aggregate Upstream and Cross-Stream Obligations of Swissco (and not to Loan Document Obligations that are Swissco’s primary obligations or the primary obligations of Foreign Subsidiaries that are direct or indirect subsidiaries of Swissco), as described under the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, any Customary Intercreditor Agreement and any Note delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among Holdings, each Co-Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means, collectively, Holdings, the Co-Borrowers and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to any Co-Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Swingline Loan made to Luxembourg Holdco or Swissco, London time, (b) with respect to a Loan or Borrowing made to any Co-Borrower in Euros, London time and (c) with respect to any other Loan or Borrowing, New York City time.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank ~~eurodollar~~Eurodollar market.

“Luxembourg” means the Grand-Duchy of Luxembourg.

“Luxembourg Domestic Pledge Agreements” shall mean each Luxembourg law governed Pledge Agreement substantially in the form of Exhibit E-2, executed by each of

Luxembourg Parent and Luxembourg Holdco in favor of the Collateral Agent for the benefit of the Secured Parties, subject to such limits as shall be required under applicable local law.

“Luxembourg Holdco” has the meaning given to such term in the preliminary statements hereto and its permitted successors and assigns.

“Luxembourg Law Limitations” shall mean the limitations set forth beneath the caption “Luxembourg Parent and Luxembourg Holdco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Luxembourg Parent” means GrafTech Luxembourg I S.à.r.l., a Luxembourg société à responsabilité limitée, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 167175, and its permitted successors and assigns that are Restricted Subsidiaries.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders of any Class, Lenders having Revolving Exposures and unused Revolving Commitments, in case attributable to such Class representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments, in each case attributable to such Class at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans and unused Term Commitments, in each case attributable to such Class representing more than 50% of all Term Loans and unused Term Commitments, in each case attributable to such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Term Commitments and Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the members of the Board of Directors, officers and employees of Holdings and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any circumstance or condition that would reasonably be expected to have a materially adverse effect or impairment, as applicable, on (a) the assets, business, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is or will be a party or (c) the validity or enforceability of, or the material rights, remedies or benefits, taken as a whole, available to the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders under, any Loan Document.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if Holdings is a public reporting company, material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws and (b) if Holdings is not a public reporting company, information that is (i) of the type that would be required to be made publicly available if Holdings or any of its Subsidiaries were a public reporting company and (ii) material with respect to Holdings and its Subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and owned in fee by any Loan Party with a Fair Market Value, as reasonably determined by any Co-Borrower in good faith, greater than or equal to $10,000,000 (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law).

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings most recently ended net revenues or total assets in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings and the Restricted Subsidiaries for such quarter, Holdings shall designate, at its sole discretion, in writing to the Administrative Agent, one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that Holdings may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Holdings is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Model” means that certain financial model delivered by the Co-Borrowers to the Administrative Agent on January 22, 2018 (together with any updates or modifications thereto reasonably agreed between Holdings and the Administrative Agent).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, hypothecation, debenture, legal charge or other similar security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable mortgagor. For the avoidance of doubt, no Mortgage shall be required with respect to any Excluded Real Property.

“Mortgaged Property” means each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any). The Mortgaged Properties as of the Effective Date are set forth on Schedule 1.01(c).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty event, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) without duplication the sum of (i) all fees and out-of-pocket expenses paid by Holdings and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings or any Restricted Subsidiary and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of Tax Distributions made as a result of such event, and the amount of any reserves established by Holdings and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by Holdings at such time of Net Proceeds in the amount of such reduction.

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Holdings or any Restricted Subsidiary which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) [reserved], (d) [reserved], (e) depreciation and amortization (including as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges including non-cash charges related to deferred rent and actuarial losses and mark-to-market expense with respect to pension and post-retirement funding; provided that (i) if any non-cash charges represent an accrual or reserve for potential cash items in any future period, then any cash payment in respect of such non-cash charge in such future period shall be subtracted from Consolidated EBITDA for the period in which such cash payment is made, (ii) Non-Cash Charges for any period shall exclude amortization of a prepaid cash item that was paid in a prior period and (iii) Non-Cash Charges will exclude any charge that results from the write-down or write-off of inventory.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Qualifying Bank” shall mean any person who does not qualify as a Qualifying Bank.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Section 6.01(a)(xiv), 6.04(m), 6.07(a)(viii) and 6.07(b)(iv).

“Note” means a promissory note of a Co-Borrower, in substantially the form of Exhibit R, payable to a Lender in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, in each case of the applicable Class, as applicable, of such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, however, that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder or extended Revolving Commitments, in each case that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means one or more Classes of revolving loans hereunder made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of term loans hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight Federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by a Co-Borrower or any Restricted Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Restricted Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Restricted Subsidiary and such Restricted Subsidiary is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Restricted Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary) and (d) after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default (or, if such Permitted Acquisition is a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of the maturity date applicable to the Loans and/or Commitments of each applicable Class that are held by the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of such Class held by the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional or modified covenants, events of default, guarantees or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any Loans and Commitments remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) with respect to any financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) or (iii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are (i) not overdue for a period of more than 30 days or (ii) being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or other applicable accounting principles);

(b) Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business, in each case (i) for sums not yet overdue by more than 45 days or (ii) securing obligations that are being contested in good faith and by appropriate proceedings (but, in any event, not including any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or other applicable accounting principles);

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i), whether pursuant to statutory requirements, common law or consensual arrangements;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, return-of-money bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice, whether pursuant to statutory requirements, common law or consensual arrangements;

(e) (i) survey exceptions, encumbrances, charges, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation, zoning or similar restrictions, reservations of or rights of other Persons and other similar encumbrances and title defects or irregularities affecting real property, that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Restricted Subsidiary and (ii) any exception on the title policies issued in connection with any Mortgaged Property;

(f) Liens securing, or otherwise arising from, judgments, decrees or attachments not constituting an Event of Default under Section 7.01(j);

(g) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by Holdings or any of its Restricted Subsidiaries;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) [reserved];

(l) Liens arising from or constituting non-exclusive licenses or sublicenses, or other similar grants of rights, to Intellectual Property;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments, in each case within the general parameters customary in the banking or finance industry;

(n) [reserved];

(o) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to Holdings and any Restricted Subsidiaries, in each case in the ordinary course of business or consistent with industry practice;

(p) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person; provided the same do not result in a substantial and prolonged interruption or disruption of the business activities of Holdings and the Restricted Subsidiaries, taken as a whole;

(q) Liens solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(r) the rights reserved to or vested in any Person or Governmental Authority by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(s) [reserved];

(t) [reserved];

(u) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of business of Holdings or any Restricted Subsidiary; provided further that Holdings or the applicable Restricted Subsidiary are in compliance with any such covenants;

(v) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of Holdings or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(w) [reserved];

(x) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(y) Liens securing Priority Obligations;

(z) any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(aa) any interest or title of a lessor or licensee under any operating lease or license entered into by Holdings or any Restricted Subsidiary in the ordinary course of its business or consistent with industry practice and covering only the assets so leased or licensed (and any Liens on the interest of such lessor in such leased asset); and

(bb) leases, licenses, subleases or sublicenses granted to others (including licenses and sublicense of Intellectual Property) that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by Holdings and/or any Subsidiary Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans (it being understood that such Indebtedness may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Initial Term Loans), unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Term Maturity Date and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (a) the Investor, (b) the Management Investors, (c) any other holder of a direct or indirect equity interest in Holdings (or any direct or indirect parent thereof) that becomes a holder of such interest prior to the ninetieth (90th) day after the Effective Date, in each case that was identified in writing to the Joint Lead Arrangers prior to the Effective Date, (d) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings, acting in such capacity, (e) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members if a majority of the Equity Interests owned by the group is owned by Permitted Holders under clause (a) or (b) above and (f) any Permitted Parent.

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a) dollars, euros, Canadian dollars, pounds sterling, Swiss francs or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United

Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c) time deposits and Eurodollar time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank or a recognized securities dealer meeting the capital and surplus requirements in clause (c) above and covering securities described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of Holdings or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia: (i) obligations of the national government of or obligations fully and unconditionally guaranteed by the country in which such Restricted Subsidiary is organized and is conducting business; provided that such obligations have a rating of at least A by S&P or A2 by Moody’s (or the equivalent thereof from comparable foreign rating agencies), (ii) Investments of the type and maturity described in clauses (b) through (e) and (g) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) Investments of the type and maturity described in clauses (b) through (e) and (g) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of Holdings, comparable in investment quality to such Investments and obligors (or the parents of such obligors); provided, however, that the aggregate face amount outstanding at any time of such Investments of all Foreign Subsidiaries made pursuant to this clause (iii) does not exceed $75,000,000;

(l) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Bank;

(m) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(n) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (m); and

(o) [reserved]; and

(p) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (o) above.

“Permitted Parent” means any direct or indirect parent entity of Holdings (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of the Co-Borrowers) that beneficially owns Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; provided that the ultimate beneficial ownership of the Co-Borrowers has not been modified by the transaction by which such parent entity became the beneficial owner of Equity Interests representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Co-Borrowers.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), then the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall not be required to be repaid, prepaid, redeemed, repurchased or defeased upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Indebtedness being modified, refinanced, refunded, renewed or extended) prior to the earlier of (i) the maturity of such Indebtedness and (ii) the date that is 91 days after the Latest Maturity Date in effect on the date of such modification, refinancing, refunding, renewal or extension, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, then the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), then (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between any Co-Borrower and the lenders providing any such Permitted Refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed, the Indebtedness being modified, refinanced, refunded, renewed or extended and (f) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by Holdings and/or any Subsidiary Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans, unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Term Maturity Date and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Customary Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by any Co-Borrower and/or any Subsidiary Loan Party in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans, unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Term Maturity Date and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings, any Co-Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending eighteen (18) months following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a) any non-ordinary course sale, transfer or other disposition of any property or asset of Holdings or any of the Restricted Subsidiaries permitted by Section 6.05(k) or Section 6.05(l) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of Holdings; or

(b) the incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority

Refinancing Debt, Other Term Loans, Other Revolving Loans and Other Revolving Commitments which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Priority Obligation” means any obligation arising in the ordinary course of business that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created thereon by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” means, for any relevant period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of Holdings and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, (B) any Pro Forma Adjustment to Acquired EBITDA or Consolidated EBITDA shall be certified, in writing to the Administrative Agent, by a Financial Officer, the chief executive officer or the president of Holdings and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness and (iii) any Indebtedness incurred or assumed by Holdings or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings or any of its Restricted Subsidiaries and (z) factually supportable and quantifiable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided further that any determination of Pro Forma Compliance with the Financial Performance Covenant required for any Test Period prior to December 31, 2018, shall be made assuming that compliance with the Financial Performance Covenant for the Test Period ending on December 31, 2018 is required with respect to such Test Period. References herein to Pro Forma Compliance or compliance on a pro forma basis with the Financial Performance Covenants shall mean Pro Forma Compliance with the Financial Performance Covenants whether or not then in effect.

“Pro Forma Disposal Adjustment” means, for any relevant period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by Holdings in good faith as a result of contractual arrangements between Holdings or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represents an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for such period. Any Pro Forma Disposal Adjustment shall be certified, in writing to the Administrative Agent, by a Financial Officer, the chief executive officer or the president of Holdings.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Proposed Change” has the meaning assigned to such term in Section 9.02(d).

“Public Company Costs” means, as to Holdings, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933 and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of Holdings’ equity securities on a national securities exchange.

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Public Rating” means, for each day (a) prior to the Second Amendment Effective Date, the public ratings of the Initial Term Loans by S&P and Moody’s and (b) on and after the Second Amendment Effective Date, the public corporate credit rating from S&P and the public corporate family rating from Moody’s, in each case in respect of Holdings.

“QFC” has the meaning assigned to ~~such~~the term ~~in the definition of “Applicable Rate.”~~“qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) Holdings shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings) at the time of the establishment of such Securitization Facility.

“Qualifying Bank” means any Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization or incorporation)) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of organization or incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Guidelines.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the refinancing, repayment, redemption, satisfaction and discharge, or defeasance of (x) all indebtedness of Holdings and its subsidiaries under the Existing Credit Agreement, and the termination of all commitments thereunder (except that the Existing Letters of Credit shall remain outstanding on the terms set forth herein) and (y) the 6.375% senior notes due 2020, issued by Holdings pursuant to the indenture dated as of November 20, 2012, among Holdings, the subsidiary guarantors from time to time party thereto and U.S. Bank National Association, as trustee, and, in each case, the termination of all guarantees and security interests (if any) with respect thereto.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and each Co-Borrower executed by each of (a) each Co-Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and the permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, including the environment within any building or any occupied structure, facility or fixture.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by Holdings or any of its Subsidiaries of any Indebtedness in the form of long-term bank debt financing (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans, but excluding Indebtedness incurred in connection with (A) a Change of Control or (B) a Transformative Event and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (b) any amendment of this Agreement that reduces the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with (A) a Change of Control or (B) a Transformative Event; provided that the primary purpose of such incurrence and prepayment or of such amendment or waiver shall be to reduce the Effective Yield applicable to the Initial Term Loans (as reasonably determined by any Co-Borrower). Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Additional Debt Terms” means, with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Initial Term Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the Initial Term Maturity Date ), (b) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than such remaining Initial Term Loans), (c) such Indebtedness shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans in any mandatory repayments or prepayments in respect of the Initial Term Loans, unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more favorable terms or (2) such provisions apply after the Initial Term Maturity Date, (d) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (e) if secured, such Indebtedness (i) is not secured by any assets other than Collateral and (ii) is subject to a Customary Intercreditor Agreement(s) and (f) the other terms and conditions of such Indebtedness shall be as agreed between Holdings or the relevant Restricted Subsidiary, as applicable, and the lenders providing any such Indebtedness, but, in any event (and other than with respect to pricing and fees), shall be no more restrictive, when taken as a whole, than the financial covenants or event of default provisions applicable to the Loans and the Commitments hereunder and under the other Loan Documents.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments (exclusive of Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments (exclusive of Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revaluation Date” means (a) the date of delivery of each Borrowing Request for a Borrowing in an Alternative Currency, (b) the date of issuance, extension or renewal of any Letter of Credit denominated in an Alternative Currency, at the discretion of the Administrative Agent and/or any Issuing Bank, (c) the date of conversion or continuation of any Revolving

Borrowing denominated in an Alternative Currency or (d) such additional dates as the Administrative Agent may reasonably specify.

“Revolving Commitment” means an Initial Revolving Commitment, any Additional/Replacement Revolving Commitment of any Class or any Other Revolving Commitment of any Class, as the context requires.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of its Initial Revolving Exposure and its Additional Revolving Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if all Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means any Initial Revolving Loan or any Loan made pursuant to an Additional Revolving Commitment.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including sanctions enforced by the United States Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, any European Union member state in which Holdings or a Restricted Subsidiary is organized, located or operates, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment dated as of February 17, 2021, to the Credit Agreement among Holdings, each Co-Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means February 17, 2021.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds provided to Holdings or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor))

that are (a) owed to an Agent, a Lender or any of their respective Affiliates, (b) owed on the Effective Date to a Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) owed to a Person that was an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

“Secured Obligations” means the Loan Document Obligations, the Secured Cash Management Obligations and the Secured Swap Obligations (excluding with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is an Agent, a Lender or any of their respective Affiliates, (b) is in effect on the Effective Date with a counterparty that is an Existing Swap Dealer or a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties and indemnities made in connection with such facilities) to Holdings or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not Holdings or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not Holdings or a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the CFC Pledge Agreements, the Foreign Security Agreements, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, or Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu or junior basis with the Secured Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period as of such date.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period as of such date.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Specified Asset Sale Proceeds” means the sum of the Net Proceeds received since the Effective Date by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Prepayment Event described in clause (a) of the definition thereof that exceeds such amount required to be applied to prepay the Term Loans or be reinvested pursuant to Section 2.11(c).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by a Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other Requirements of Law. The Statutory Reserve

Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings (unless otherwise specified).

“Subsidiary Loan Party” means each Restricted Subsidiary of Holdings (other than any Co-Borrower) that is a party to any Guarantee Agreement.

“Successor Co-Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Supply Chain Arrangement” means each of the existing agreements between GrafTech Mexico S.A. de C.V. and Banorte under which Banorte buys raw materials and other supplies which it resells to GrafTech Mexico S.A. de C.V. on longer payment terms and other similar supply chain contracts of Foreign Subsidiaries, in each case entered into to obtain longer payment terms for the purchase of raw materials and other supplies; provided that (1) the aggregate amount owed by Foreign Subsidiaries under all such agreements at any time shall not exceed $25,000,000 and (2) the payment terms shall not be longer than 90 days under any such agreement.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $35,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Initial Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate Swingline Exposure at such time (excluding, in the case of any Initial Revolving Lender that is a Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Initial Revolving Lenders shall not have funded their respective participations in such Swingline Loan), adjusted to give effect to any reallocation under Section 2.22 of the Swingline Exposure of Defaulting Lenders in effect at such time and (b) in the case of any Initial Revolving Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Initial Revolving Lender and outstanding at such time to the extent that the other Initial Revolving Lenders shall not have funded their respective participations in such Swingline Loans. The Swingline Exposure, if any, of any Additional Revolving Lender will be determined in accordance with the applicable Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable.

“Swingline Lender” means (a) the Administrative Agent and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Federal Withholding Tax Act” means the Swiss federal act on withholding tax, of October 13, 1965, as modified from time to time.

“Swiss Law Limitations” means the limitations set forth beneath the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Swiss Non-Bank Rule” means each of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders and Participants in respect of Loans to Swissco pursuant to this Agreement which are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” shall mean the rule that the aggregate number of (a) creditors other than Qualifying Banks of Swissco under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) and (b) where the number of debt instruments is relevant, the number of such debt instruments, being understood that for purposes hereof the maximum number of ten Non-Qualifying Banks permitted under this Agreement shall be taken into account (whether or not ten Non-Qualifying Banks do so participate at any given time), must not at any time exceed twenty, all in accordance within the meaning of the Guidelines.

“Swiss Withholding Tax” mean the Swiss withholding tax as per the Swiss Federal Withholding Tax Act.

“Swissco” has the meaning given to such term in the preliminary statements hereto.

“Swissco Obligations” means the Loan Document Obligations of Swissco (including its Loan Document Obligations arising under the European Guarantee and Luxembourg Security Agreement pursuant to which Swissco has guaranteed the Loan Document Obligations of each other Foreign Subsidiary that is a CFC), subject, as applicable, to the Swiss Law Limitations. For the avoidance of doubt, the Swiss Law Limitations shall only apply to the aggregate Upstream and Cross-Stream Obligations of Swissco (and not to Loan Document Obligations that are Swissco’s primary obligations or the primary obligations of Foreign Subsidiaries that are direct or indirect subsidiaries of Swissco), as described under the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Swissco Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit E-3, by Swissco in favor of the Collateral Agent for the benefit of the Secured Parties, subject to such limits as shall be required under applicable local law.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vii)(B).

“Tax Group” has the meaning assigned to such term in Section 6.07(a)(vii)(A).

“Tax Receivables Agreement” means the tax receivables agreement to be entered into between Holdings and Brookfield Asset Management Inc. on or prior to the IPO, substantially in the form provided to the Administrative Agent prior to the Effective Date, with such changes taken as a whole which in the good faith judgment of Holdings are not materially adverse to the Lenders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means an Initial Term Commitment, any commitment with respect to any Incremental Term Facility of any Class or any Other Term Commitment of any Class, as the context requires.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Other Term Loans and Incremental Term Loans, as the context requires.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Co-Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than (x) Secured Swap Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to each applicable Issuing Bank).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements are internally available.

“Trademark” has the meaning assigned to such term in the Collateral Agreement.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing, (c) the payment of a dividend or return of capital of up to $1,112,000,000 and (d) the payment of the Transaction Costs.

“Transformative Event” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition, in any such case by Holdings or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide Holdings and the Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation or expansion of their combined operations following such consummation, as reasonably determined by Holdings acting in good faith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of Holdings dated September 30, 2017, and the related consolidated income statement and cash flows of Holdings for the three fiscal quarters ended on that date.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver,

trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Subsidiary” means any Subsidiary designated by Holdings as an Unrestricted Subsidiary pursuant to Section 5.13.

“Upstream and Cross-Stream Obligations” shall mean, as to any CFC Guarantor, Loan Document Obligations of such CFC Guarantor securing and/or guaranteeing Secured Obligations of Foreign Subsidiaries that are direct or indirect parent companies of such CFC Guarantor or direct or indirect sister companies of such CFC Guarantor (i.e., the direct or indirect subsidiaries of direct or indirect parent companies of such CFC Guarantor (except for such CFC Guarantor itself and its direct and indirect subsidiaries)).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USD Swingline Rate” means, with respect to any Swingline Loan to Luxembourg Holdco or Swissco denominated in dollars for any day, the rate at which dollar deposits with interest periods of one day are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at the time the Administrative Agent determines such rate on such day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means~~,~~ (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis, including to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, as applicable, and in making any determination on a Pro Forma Basis, such calculations shall be made in good faith by a Financial Officer and shall be conclusive absent manifest error.

Section 1.05. Effectuation of Transactions. All references herein to Holdings, each Co-Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of each of Holdings, each Co-Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06. Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with any provision of this Agreement that requires the calculation of the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Interest Coverage Ratio, (b) determining whether a Default or Event of Default shall have occurred and be continuing or (c) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or by reference to the Available Amount or the Available Equity Amount) (but in any event not in connection with determining whether the conditions precedent to Borrowing under Section 4.02 have been satisfied), in each case at the option of Holdings (Holdings’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action shall be permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, Holdings or the applicable Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of Holdings and its Restricted Subsidiaries or fluctuations in

Consolidated EBITDA of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded (or, with respect to the Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If a Co-Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreements for such Limited Condition Transaction are terminated or expire without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreements with respect thereto have been terminated or expire.

Section 1.07. Certain Determinations. (a) For purposes of determining compliance with any of the covenants set forth in Article V or Article VI (including in connection with any Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Restricted Payment, Disposition or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article V or Article VI (including in connection with any Incremental Facility), Holdings (i) shall in its sole discretion determine under which category such Lien (other than Liens securing the Secured Obligations), Investment, Indebtedness (other than Indebtedness incurred under the Loan Documents), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) solely with respect to any Lien or Indebtedness, shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories any such Lien or Indebtedness is permitted from time to time as it may determine and without notice to the Administrative Agent or any Lender, so long as at the time of such redesignation Holdings or the applicable Restricted Subsidiary would be permitted to incur such Lien or Indebtedness under such category or categories, as applicable. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, and/or Interest Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

Section 1.08. Additional Alternative Currencies. (a) Each Co-Borrower may from time to time request that Eurodollar Revolving Loans be made and/or Letters of Credit be issued in a currency other than dollars or those specifically listed in clauses (a) or (b) of the definition of “Alternative Currency.” In the case of any such request with respect to the making of Eurodollar Revolving Loans, such request shall be subject to the approval of the Administrative Agent and all of the Revolving Lenders. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each applicable Issuing Bank.

(b) Any request pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), ten Business Days prior to the date of the desired Revolving Borrowing or issuance of Letters of Credit (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof. In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each Revolving Lender (in the case of any such request pertaining to Eurodollar Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), two Business Days after its receipt of such request, as to whether it consents, in its sole discretion, to the making of Eurodollar Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to a request pursuant to clause (a) above within the time period specified in the last sentence of clause (b) above shall be deemed to be a refusal by such Revolving Lender or such Issuing Bank, as the case may be, to permit Eurodollar Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurodollar Revolving Loans in such requested currency, the Administrative Agent shall so notify each Co-Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurodollar Revolving Loans. If the Administrative Agent and each applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify each Co-Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain requisite consent to any request for an additional currency under this Section 1.08, then the Administrative Agent shall promptly so notify each Co-Borrower, and such currency shall not so become an Alternative Currency hereunder.

Section 1.09. Currency Equivalents Generally. (a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the applicable rates of exchange (specified in the definition of “Dollar Equivalent”) as of each Revaluation Date to be used for calculating the Dollar Equivalent of Loans and Letters of Credit outstanding hereunder that are denominated in an Alternative Currency. Such rates of exchange shall become effective as of such Revaluation Date and shall be the rates of exchange employed in converting amounts for such purpose between the applicable currencies until the next Revaluation Date.

(b) For purposes of any determination under Article V, Article VI (other than Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article VII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) in a currency other than dollars, (i) the equivalent amount in dollars of a specified transaction in a currency other than dollars shall be calculated based on the rate of exchange displayed by ICE Data Services (or, if such service ceases to be available, the rate of exchange determined by the Administrative Agent using any method of determination it reasonably deems appropriate and that is agreed to by Holdings) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in the immediately preceding clause (i). For purposes of Section 6.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than dollars shall be translated into dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the dollar equivalent amount of such Indebtedness.

Section  1.10. Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rateor have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term Lender agrees to make Initial Term Loans to Finance on the Effective Date denominated in dollars in a principal amount not exceeding such Initial Term Lender’s Initial Term Commitment as of the Effective Date and (b) each Initial Revolving Lender agrees to make Initial Revolving Loans to any Co-Borrower (including any Co-Borrower designated after the Effective Date pursuant to Section 2.26) denominated in dollars or in an Alternative Currency from time to time during the Initial Revolving Availability Period in an aggregate principal amount which will not result in such Initial Revolving Lender’s Initial Revolving Exposure exceeding such Initial Revolving Lender’s Initial Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Co-Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Initial Term Loans funded on the Effective Date will be funded with an original issue discount of 0.50% (it being agreed that Finance shall be obligated to repay 100% of the principal amount of each such Initial Term Loan and interest shall accrue on 100% of the principal amount of each such Initial Term Loan, in each case as provided herein).

Section 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and other than as expressly provided in Section 2.22(a)(iv) with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Co-Borrower, with respect to Revolving Borrowings, and Finance, with respect to the Term Borrowings, may request in accordance herewith. Each Swingline Loan shall be (i) in the case of a Swingline Loan to Finance, an ABR Loan or (ii) in the case of a Swingline Loan to Luxembourg Holdco or Swissco, a USD Swingline Rate Loan. Each Revolving Borrowing in any Alternative Currency shall be a Eurodollar Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Co-Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing (including a Borrowing of Swingline Loans) may be in an aggregate principal amount equal to the entire unused balance of the aggregate Revolving Commitments of the applicable Class (and/or the Swingline Commitments, as applicable) or that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.05(f).

Section 2.03. Requests for Borrowings. To request a Revolving Borrowing, a Co-Borrower, or to request a Term Borrowing, Finance, shall notify the Administrative Agent at the Applicable Office of such request by telephone (a) in the case of a Eurodollar Borrowing denominated in dollars, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, one Business Day before the Effective Date), (b) in the case of a Eurodollar Borrowing in an Alternative Currency, not later than 2:00 p.m., London time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent at the Applicable Office of a written Borrowing Request signed by the applicable Co-Borrower substantially in the form of Exhibit T. Each such telephonic and written Borrowing Request shall specify the following information:

(i) specifying the Class of the requested Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Borrowing of Initial Revolving Loans, the currency of such Initial Revolving Loans;

(vii) the location and number of the applicable Co-Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(viii) that as of the date of such Borrowing, with respect to any Borrowing after the Effective Date, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Borrowing of Initial Revolving Loans, then the requested Borrowing shall be denominated in dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to each Co-Borrower from time to time during the Initial Revolving Availability Period denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Initial Revolving Exposure of any Initial Revolving Lender shall not exceed the aggregate Initial Revolving Commitments of such Initial Revolving Lender, (ii) the outstanding Swingline Loans exceeding the Swingline Commitment, (iii) the Swingline Lender’s Initial Revolving Exposure exceeding the Swingline Lender’s Initial Revolving Commitment (in its capacity as an Initial Revolving Lender) or (iv) the aggregate Initial Revolving Exposure exceeding the aggregate Initial Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, a Co-Borrower may borrow, prepay and re-borrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Co-Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed in writing) or facsimile (confirmed by telephone), not later than 2:00 p.m., New York City time (or, for a request for a Swingline Loan made by Luxembourg Holdco or Swissco, 10:00 a.m., London time), on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of such Co-Borrower maintained with the Swingline Lender because such Co-Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of such Co-Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to such Co-Borrower by means of a credit to the general deposit accounts of such Co-Borrower maintained with the Swingline Lender for the applicable Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan. No Swingline Lender shall be under any obligation to make a Swingline Loan if any Revolving Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable

Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Co-Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Co-Borrower (or other Person on behalf of such Co-Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent, and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to such Co-Borrower, if and to the extent such payment is required to be refunded to the Co-Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Co-Borrower of any default in the payment thereof.

(d) The Co-Borrowers may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Co-Borrowers, executed by the Co-Borrowers, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Co-Borrowers may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a

Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Initial Revolving Lenders and each Co-Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Letters of Credit denominated in dollars or any Alternative Currency for the applicable Co-Borrower’s own account (or for the account of any Restricted Subsidiary of Holdings so long as Holdings or the applicable Co-Borrower is an obligor in respect of all Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth Business Day prior to the Initial Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by any Co-Borrower to, or entered into by any Co-Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each reference herein to the “applicable Co-Borrower” in respect of any Letter of Credit (whether issued for a Co-Borrower’s account or for the account of any Subsidiary of Holdings) shall mean (i) in the case of any Letter of Credit issued for the account of a Restricted Subsidiary that is not a CFC, Finance, (ii) in the case of any Letter of Credit issued at the request of Swissco, Swissco and (iii) in the case of any Letter of Credit issued for the account of any Restricted Subsidiary other than Swissco that is a CFC, Luxembourg Holdco. Upon satisfaction of the conditions specified in Sections 4.01 and 4.02 on the Effective Date, each Existing Letter of Credit shall, automatically and without any action on the part of any Person, be deemed, for all purposes of this Agreement and the other Loan Documents to be a Letter of Credit issued hereunder for the account of the applicable Co-Borrower.

(b) Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Co-Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank (except that an Issuing Bank in respect of Existing Letters of Credit shall not issue additional Letters of Credit and, unless agreed by it, shall not be required to amend, renew or extend an Existing Letter of Credit) and the Administrative Agent at the Applicable Office (at least five Business Days before the requested date of issuance, amendment, renewal or extension (or, in the case of any such request to be made on the Effective Date, one Business Day) or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit U, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable

Issuing Bank, the applicable Co-Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit, together with such other documents that may be required by the applicable Issuing Bank in connection with such letter of credit application. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the applicable Co-Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Initial Revolving Exposure of any Initial Revolving Lender shall not exceed the aggregate Initial Revolving Commitments of such Initial Revolving Lender, (ii) the aggregate Initial Revolving Exposure shall not exceed the aggregate Initial Revolving Commitments, (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, and (iv) unless otherwise agreed by such Issuing Bank in its sole discretion, the Applicable Fronting Exposure of such Issuing Bank (or of such Issuing Bank’s applicable Affiliate) shall not exceed the LC Commitment of such Issuing Bank. Notwithstanding anything herein to the contrary, in no event shall any Issuing Bank be required to issue a Letter of Credit if such issuance would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section 2.05.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (ii) the date that is the fifth Business Day prior to the Initial Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further that any Letter of Credit may, upon the request of any Co-Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is the fifth Business Day prior to the Initial Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended; provided further that a Letter of Credit shall not be required to expire on such fifth Business Day prior to the Initial Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Initial Revolving Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Initial Revolving Commitments shall automatically terminate on the Initial Revolving Maturity Date.

(e) Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each

Revolving Lender shall be deemed to have purchased, and the applicable Issuing Bank shall be deemed to have sold, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Co-Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to a Co-Borrower for any reason. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement of LC Disbursements. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Co-Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, at the Applicable Office, an amount (in same day funds) equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that such Co-Borrower receives notice of such LC Disbursement (the “LC Reimbursement Date”), together with accrued interest or fees thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the applicable Co-Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 1:00 p.m., New York City time, on the date such LC Disbursement is made that such Co-Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest or fees thereon) with funds other than the proceeds of Revolving Loans, such Co-Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans in dollars that are ABR Revolving Loans on the LC Reimbursement Date in an amount equal to the Dollar Equivalent of such LC Disbursement (together with any accrued interest or fees thereon) and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the LC Reimbursement Date, make Revolving Loans in dollars that are ABR Revolving Loans in an amount equal to their Applicable Percentage of the Dollar Equivalent of such LC Disbursement (together with any accrued interest or fees thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest or fees thereon); provided that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the LC Reimbursement Date in an amount equal to the Dollar Equivalent of such LC Disbursement (together with any accrued interest or fees thereon), such Co-Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest or fees thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

(g) Obligations Absolute. A Co-Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which such Co-Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against such Co-Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between such Co-Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (provided that such Co-Borrower shall be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, such Co-Borrower’s obligations hereunder. As between the applicable Co-Borrower and the applicable Issuing Bank, such Co-Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to any Co-Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the applicable Co-Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by such Co-Borrower to the extent permitted by Requirements of Law) suffered by such Co-Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof (and, in any event, within the period, if any, stipulated by the terms and conditions of the Letter of Credit), examine all documents purporting to represent a demand for payment under a Letter of Credit. After such demand for payment, each such Issuing Bank shall promptly notify the Administrative Agent and the applicable Co-Borrower by telephone (confirmed in writing by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Co-Borrower of its obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Co-Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Co-Borrower reimburses such LC Disbursement, (i) in respect of LC Disbursements denominated in dollars, at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans that are ABR Loans of such other Class) and (ii) in the case of a LC Disbursement denominated in an Alternative Currency, (A) in the case of any LC Disbursement that is reimbursed on or before the date such LC Disbursement is required to be reimbursed under paragraph (f) of this Section 2.05, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Initial Revolving Loans that are Eurodollar Revolving Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the Applicable Rate used to determine interest applicable to the Revolving Loans that are Eurodollar Revolving Loans of such other Class) (which interest shall be payable in such currency) and (B) in the case of any LC Disbursement that is reimbursed after the date such LC Disbursement is required to be reimbursed under paragraph (f) of this Section 2.05, the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans that are ABR Loans of such other Class) (which interest shall be payable in dollars); provided that, if such Co-Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which such Co-Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization of Letters of Credit. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the applicable Co-Borrower receives notice from the Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, such Co-Borrower shall deposit in an account with a depositary bank that is a Lender reasonably satisfactory to the Collateral Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (or in the case of any Letters of Credit that expire later than the fifth Business Day prior to the Initial Revolving Maturity Date and are cash collateralized on or after the fifth Business Day prior to the Revolving Maturity Date, for the benefit of the applicable Issuing Bank), an amount of cash in dollars or an Alternative Currency equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon. Each Co-Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Co-Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, such Co-Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the applicable Co-Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent first to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of such Co-Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of each Co-Borrower under this Agreement. If a Co-Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to such Co-Borrower within three Business Days of request for such return after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If a Co-Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(c), such amount (to the extent not applied as aforesaid) shall be returned to such Co-Borrower as and to the extent that, after giving effect to such return, such Co-Borrower would remain in compliance with Section 2.11(c) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Co-Borrowers may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Co-Borrowers, executed by each Co-Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Resignation or Termination of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ written notice to the Administrative Agent, the Lenders and the Co-Borrowers. The Co-Borrowers may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the applicable Co-Borrower shall pay all unpaid fees accrued attributable to it for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (A) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (B) be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount and the currency of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which any Co-Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m) of this Section 2.05.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and Co-Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the applicable Co-Borrower for, and the applicable Issuing Bank’s rights and remedies against the applicable Co-Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (and in the case of ABR Loans, 2:00 p.m.), Local Time, to the Applicable Account of the Administrative Agent at the Applicable Office most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Co-Borrower by promptly crediting the amounts so received, in like funds, to an account of such Co-Borrower designated by such Co-Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of a LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received, at the Applicable Office, notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the applicable Co-Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify each Co-Borrower, and the applicable Co-Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph. The Administrative Agent shall also be entitled to recover from such Lender or from the applicable Co-Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to such Co-Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Loans denominated in an Alternative Currency, the rate determined by the Administrative Agent to be the cost of it to funding such amount (which determination shall be conclusive absent manifest error) or (ii) in the case of such Co-Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. Any such payment by any Co-Borrower shall be without prejudice to any claim such Co-Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the applicable Co-Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided, however, that in no event may a Borrowing denominated in an Alternative Currency be converted into an ABR Borrowing. A Co-Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the applicable Co-Borrower shall notify the Administrative Agent at the Applicable Office of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Co-Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent at the Applicable office of a written Interest Election Request signed by a Responsible Officer or authorized signatory (previously certified as such to the Administrative Agent) of each Co-Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Co-Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, then such Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies each Co-Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurodollar Borrowing, (ii) unless repaid, each Eurodollar Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurodollar Borrowing denominated in an Alternative Currency shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.

Section 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Initial Term Commitments shall terminate at 11:59 p.m., New York City time, on the Effective Date and (ii) the Initial Revolving Commitments shall terminate on the Initial Revolving Maturity Date.

(b) Finance (in the case of the Term Loans) and the Co-Borrowers (in the case of the Revolving Loans) may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Co-Borrowers shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans of any Class in accordance with Section 2.11, the aggregate Revolving Exposures attributable to the Revolving Commitments of such Class would exceed the aggregate Revolving Commitments of such Class.

(c) Finance or the Co-Borrowers, as the case may be, shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Finance or the Co-Borrowers, as the case may be, pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments of any Class delivered by any Co-Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by such Co-Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09. Repayment of Loans; Evidence of Debt. (a) (i) Each Co-Borrower hereby unconditionally promises to pay to the Administrative Agent at the Applicable Office (A) on the Initial Revolving Maturity Date, for the account of each Initial Revolving Lender the then unpaid principal amount of each Initial Revolving Loan of such Initial

Revolving Lender made to such Co-Borrower and (B) on the applicable maturity date for any Class of Revolving Loans (other than Initial Revolving Loans) as specified therefor in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment, for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Class of such Lender made to such Co-Borrower, (ii) Finance hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) the applicable Co-Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the applicable Co-Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Co-Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(vi) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from each Co-Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Co-Borrower to pay any amounts due by it hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the applicable Co-Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10 and increases in connection with fungible increases to the Initial Term Loans to reflect the equivalent amortization for such fungible increase, Finance shall repay Borrowings of Initial Term Loans on the last day of each March, June, September and December (commencing on September 30, 2018) in the principal amount of Initial Term Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day:

Payment Date	Amortization Payment
September 30, 2018	$28,125,000
December 31, 2018	$28,125,000
March 31, 2019	$28,125,000
June 30, 2019	$28,125,000
September 30, 2019	$28,125,000
December 31, 2019	$28,125,000
March 31, 2020	$28,125,000
June 30, 2020	$28,125,000
September 30, 2020	$28,125,000
December 31, 2020	$28,125,000
March 31, 2021	$28,125,000
June 30, 2021	$28,125,000
September 30, 2021	$28,125,000
December 31, 2021	$28,125,000
March 31, 2022	$28,125,000
June 30, 2022	$28,125,000
September 30, 2022	$28,125,000
December 31, 2022	$28,125,000
March 31, 2023	$28,125,000
June 30, 2023	$28,125,000
September 30, 2023	$28,125,000
December 31, 2023	$28,125,000
March 31, 2024	$28,125,000
June 30, 2024	$28,125,000
September 30, 2024	$28,125,000
December 31, 2024	$28,125,000

To the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Maturity Date.

(b) Subject to adjustment pursuant to paragraph (c) of this Section 2.10 and increases in connection with fungible increases to the Term Loans of the applicable Class to reflect the equivalent amortization for such fungible increase, Finance shall repay Borrowings of Term Loans of each Class (other than Initial Term Loans) on such dates or dates as shall be specified therefor in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment.

(c) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce one or more subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 to the extent and until the amount of such prepayment shall be fully applied to reduce such future repayments as directed by Finance (and absent such direction, in direct order of maturity) and (ii) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce one or more subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 to the extent and until the amount of such prepayment shall be fully applied to reduce such future repayments or, except as otherwise provided in any Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable, as directed by Finance (and absent such direction, in direct order of maturity).

(d) Prior to any repayment of any Term Borrowings of any Class hereunder, Finance shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. In the absence of a designation by Finance as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11. Prepayment of Loans. (a) (i) Each Co-Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the date that is ~~twelve~~six months after the Second Amendment Effective Date, Finance (x) makes any such prepayment of Initial Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, Finance shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, Finance or any of their respective Restricted Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans of any Class on the following basis:

(A) Finance shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) none of Holdings or any of its Restricted Subsidiaries shall make any Borrowing of Revolving Loans or Swingline Loans to fund any Discounted Term Loan Prepayment, (y) Finance shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Finance on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date Finance was notified that no Term Lender of the applicable Class was willing to accept any prepayment of any Term Loan of such Class at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Finance’s election not to accept any Solicited Discounted Prepayment Offer and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that, in connection with such Discounted Term Loan Prepayment, (1) Finance then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, Finance may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Finance, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Finance will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans of the applicable Class accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount for the Term Loans of such Class, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Finance and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) Finance of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Finance and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Finance shall be due and payable by Finance on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Finance may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Finance, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Finance (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Finance shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Finance and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Finance agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Finance will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Finance and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) Finance of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range

Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Finance and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Finance shall be due and payable by Finance on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Finance may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Finance, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Finance is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Finance shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, Finance or any of their respective Restricted Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Finance shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Finance (the “Acceptable Discount”), if any. If Finance elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Finance from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Finance shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Finance by the Acceptance Date, Finance shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Finance and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Finance at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Finance elects to accept any Acceptable Discount, then Finance agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Finance will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, Finance or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Finance of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective

Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Finance and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Finance shall be due and payable by Finance on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, the Restricted Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings or any of its Restricted Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings or any of its Restricted Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings or any of its Restricted Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings or any of its Restricted Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, the Restricted Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) Holdings and its Restricted Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by Finance to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that (i) the aggregate Revolving Exposures of any Class exceed the aggregate Revolving Commitments of such Class (except as a result of any revaluation of the Dollar Equivalent of the Revolving Exposure attributable to such Class) or the aggregate Revolving Exposures of any Class exceed 105% of the aggregate Revolving Commitments of such Class (solely as a result of any revaluation of the Dollar Equivalent of the Revolving Exposure attributable to such Class), the applicable Co-Borrower(s) shall prepay Revolving Borrowings or Swingline Loans of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with a depositary bank that is a Lender reasonably satisfactory to the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess or (ii) any Net Proceeds are received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of any Prepayment Event described in clause (b) of the definition thereof, Finance shall, on the date of such Prepayment Event, prepay Term Loans in an aggregate principal amount equal to 100% of such Net Proceeds; provided that if the prepayment arising from such Prepayment Event occurs on or prior to the date that is twelve months following the Effective Date and is in connection with a Repricing Transaction, Finance shall pay to the Administrative Agent, for the ratable account of each of the Initial Term Lenders, a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction.

(c) In the event and on each occasion that any Net Proceeds are received by Holdings or any of its Restricted Subsidiaries in respect of any Prepayment Event described in clause (a) of the definition thereof, Finance shall, within five Business Days after such Net Proceeds are received, prepay Term Loans in an aggregate principal amount equal to (x) 100% of such Net Proceeds if the Senior Secured First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment, but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the date of such Prepayment Event is greater than 1.75 to 1.00, (y) 50% of such Net Proceeds if the Senior Secured First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment, but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the date of such Prepayment Event is greater than 1.25 to 1.00 but less than or equal to 1.75 to 1.00 and (z) 0% of such Net Proceeds if the Senior Secured First Lien Net Leverage Ratio (prior to giving effect to the applicable prepayment, but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the date of such Prepayment Event is less than or equal to 1.25 to 1.00; provided that if Holdings or any of the Restricted Subsidiaries invests (or commits to invest) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds in the business of Holdings and its Restricted Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 365 day period (or if committed to be so invested within such 365 day period, have not been so invested within 180 days of the expiration of such 365 day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further that Holdings or any of the Restricted Subsidiaries may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Secured Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2019, Finance shall prepay Term Loans in an aggregate principal amount equal to the excess of (x) the ECF Percentage of Excess Cash Flow for such fiscal year over (y) $10,000,000; provided that such amount shall, at the option of Finance, be reduced on a dollar-for-dollar basis for such fiscal year by the aggregate amount of repayments, prepayments and repurchases of (A) Term Loans (and to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) (or otherwise in a manner not prohibited by Section 9.04(g)), (B) Term Loans made pursuant to Section 2.10 and (C) other Consolidated Senior Secured First Lien Indebtedness, in each case during such fiscal year (without duplication of amounts deducted pursuant to this proviso in prior fiscal years), or (except in the case of clause (B)) after such fiscal year and on or prior to the 90th day after the end of such fiscal year; provided further that (1) such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or Section 9.04(g) shall be limited to the actual amount of such cash prepayment, (2) in the case of the prepayment of any Revolving Loans, there is a corresponding reduction in Revolving Commitments and (3) such reduction shall exclude all such prepayments funded with the proceeds of other long-term Indebtedness of Holdings or any Restricted Subsidiary (other than the Revolving Loans). Each prepayment pursuant to this Section 2.11(d) shall be made on or before the date that is 10 days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the applicable Co-Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, Finance shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Initial Term Borrowings and, to the extent provided in the Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for any Class of Term Loans, the Borrowings of each such Class, pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Initial Term Lender (and, to the extent provided in the Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment for any Class of Term Loans, any Lender that holds Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least two Business Days (or in the case of prepayments of any Term Loans that are ABR Loans, one Business Day) prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans of any Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section 2.11 or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans of any Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by Finance (such amounts, “Retained Declined Proceeds”). In the absence of a designation by the applicable Co-Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and shall be applied in direct order of maturity; provided that, in connection with any mandatory prepayments by Finance of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f) The applicable Co-Borrower shall notify the Administrative Agent at the Applicable Office (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment hereunder by telephone (confirmed by facsimile) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline

Borrowing), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Borrowing, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by such Co-Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty.

(g) Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by or Excess Cash Flow of a Foreign Subsidiary of Holdings giving rise to a prepayment pursuant to Section 2.11(c) or Section 2.11(d) (a “Foreign Prepayment Event”) are prohibited or delayed by applicable local law from being repatriated to Holdings or its Domestic Subsidiaries, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to prepay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary, and once Finance has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, the amount of such Net Proceeds or Excess Cash Flow will be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) to the prepayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, (B) to the extent that and for so long as Holdings has determined in good faith that repatriation of any of or all the Net Proceeds or Excess Cash Flow in respect of any Foreign Prepayment Event would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the amount of Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to prepay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when Holdings determines in good faith that repatriation of any of or all the Net Proceeds or Excess Cash Flow in respect of any Foreign Prepayment Event would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the prepayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable and (C) to the extent that and for so long as Finance has determined in good faith that repatriation of any of or all the Net Proceeds or

Excess Cash Flow in respect of any Foreign Prepayment Event would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to prepay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary, and once Finance has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow would not give rise to a risk of liability for the directors of such Subsidiary, the amount of such Net Proceeds or Excess Cash Flow will be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) to the prepayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable.

Section 2.12. Fees. (a) Finance agrees to pay to the Administrative Agent in dollars for the account of each Initial Revolving Lender a commitment fee, which shall accrue at the rate of 0.25% per annum on the average daily unused amount of the Initial Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Initial Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Initial Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, an Initial Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Initial Revolving Loans and LC Exposure attributable to the Initial Revolving Commitments of such Lender (and the Swingline Exposure of such Lender attributable to the Initial Revolving Commitments shall be disregarded for such purpose).

(b) The applicable Co-Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Initial Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Initial Revolving Loans that are Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure attributable to the Initial Revolving Commitments for Letters of Credit for the account of such Co-Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Initial Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure attributable to the Initial Revolving Commitments and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at a rate of 0.125% per annum on the daily amount of the LC Exposure, attributable to Letters of Credit issued by such Issuing Bank for the account of such Co-Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of all the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following the last day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Initial Revolving Commitments (in the case of participation fees) or all the Revolving Commitments (in the case of fronting fees) terminate and any such fees accruing after the date on which the Initial Revolving Commitments (in the case of participation fees) or all the Revolving Commitments (in the case of fronting fees) terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Holdings agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Holdings or any of the Co-Borrowers, on the one hand, and the Administrative Agent, on the other hand.

(d) [Reserved].

(e) Notwithstanding the foregoing, and subject to Section 2.22, none of the Co-Borrowers shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan made to Finance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Swingline Loan made to Luxembourg Holdco or Swissco shall bear interest at the USD Swingline Rate plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default any principal of or interest on any Loan or any fee or other amount payable by any Co-Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Initial Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) upon the termination of the Revolving Commitments, accrued interest on the Revolving Loans shall be payable.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. (a) ~~If at least two Business Days~~Subject to paragraphs (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), then the Administrative Agent shall promptly give notice thereof to the Co-Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Co-Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) any affected Eurodollar Borrowing shall (A) if denominated in dollars, be continued as an ABR Borrowing on the last day of then current Interest Period applicable thereto and (B) if denominated in an Alternative Currency, be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request requests a Eurodollar Borrowing, then (A) in the case of a Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Borrowing denominated in an Alternative Currency, such Borrowing Request shall be ineffective; provided, however, that, in each case, each Co-Borrower may revoke any Borrowing Request that is pending when such notice is received.

Furthermore, if any Eurodollar Loan in any Agreed Currency is outstanding on the date of the Co-Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the LIBO Rate, then (i) if such Eurodollar Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or (ii) if such Eurodollar Loan is denominated in any Agreed Currency (other than dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Co-Borrowers’ election prior to such day: (A) be prepaid by the Co-Borrowers on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Co-Borrowers do not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Eurodollar Loan into an ABR Loan denominated in dollars), and, in the case of such subclause (B), upon the Co-Borrowers’ receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurodollar Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such notice being given to the Co-Borrowers by the Administrative Agent.

(b) ~~If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period and such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Co-Borrowers shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction to the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from a Majority in Interest of each Class of Lenders. Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any request by any Co-Borrower for an Eurodollar Borrowing pursuant to 2.02 shall (I) in the case of a Borrowing denominated in dollars, be deemed to be a request of an ABR Borrowing and (II) in the case of a Borrowing denominated in an Alternative Currency, be ineffective, (y) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Eurodollar Borrowing shall be ineffective and (z) any affected Borrowing shall (I) if denominated in dollars, be converted to an ABR Borrowing on the last day of then current Interest Period applicable thereto and (II) if denominated in an Alternative Currency, be repaid on the last day of the then current Interest Period applicable thereto.~~Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority in Interest of each Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a dollar Loan, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this paragraph (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Co-Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Co-Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (f) below (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

~~(b)~~ (g) Upon the Co-Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Co-Borrowers may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Co-Borrowers will be deemed to have converted any such request for a Eurodollar Borrowing denominated in dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Eurodollar Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurodollar Loan in any Agreed Currency is outstanding on the date of the Co-Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the LIBO Rate, then (i) if such Eurodollar Loan is denominated in dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day or (ii) if such Eurodollar Loan is denominated in any Agreed Currency (other than dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Co-Borrowers’ election prior to such day: (A) be prepaid by the Co-Borrowers on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Co-Borrowers do not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Eurodollar Loan into an ABR Loan denominated in dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 2.14, such ABR Loan denominated in dollars shall then be converted by the Administrative

Agent to, and shall constitute, a Eurodollar Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Agreed Currency.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender, the Administrative Agent or any Issuing Bank or the London interbank market any other condition, cost or expense (including Taxes, other than Excluded Taxes or Indemnified Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or the Administrative Agent or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Administrative Agent or such Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Administrative Agent or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Administrative Agent or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Administrative Agent or such Issuing Bank, the Co-Borrowers will pay to such Lender, the Administrative Agent or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or such Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the applicable Co-Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to a Co-Borrower shall be conclusive absent manifest error. The applicable

Co-Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that none of the Co-Borrowers shall be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Co-Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements after consideration of such factors as such Lender or Issuing Bank then reasonably determines to be relevant.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Co-Borrower pursuant to Section 2.19 or Section 2.02(c), then, in any such event, such Co-Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) incurred by it as a result of such event. For purposes of calculating amounts payable by a Co-Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank ~~eurodollar~~Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to a Co-Borrower shall be prima facie evidence of such amounts. The applicable Co-Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes.

Section 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law; provided, however, that, with respect to Swiss Withholding Tax only, Swissco shall not be required to pay any additional amount to a Lender pursuant to this Section 2.17(a) if such Lender (A) has breached Section 2.17(h) or (B) has made an assignment without the consent of Swissco in breach of the requirements of Section 9.04(b) or has sold a participation to a Non-Qualifying Bank without the consent of Swissco in breach of the requirements of Section 9.04(c)(i)(D). If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from such payments, then the applicable withholding agent shall make such deductions or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholdings have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Without limiting the provisions of paragraph (a) above, the applicable Co-Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The applicable Co-Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender as the case may be, or required to be withheld or deducted from any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the applicable Co-Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the applicable Co-Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (1) Each Lender shall, at such times as are reasonably requested by a Co-Borrower or the Administrative Agent, provide such Co-Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by such Co-Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by a Co-Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Requirement of Law, or reasonably requested by such Co-Borrower or the Administrative Agent, as will enable such Co-Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to the applicable Co-Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Co-Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this paragraph, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(2)(i), 2.17(e)(2)(ii)(A)–(D) and 2.17(e)(2)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to Tax at a rate reduced by an applicable tax treaty, the applicable Co-Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

(2) Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Co-Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of a Co-Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Co-Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of a Co-Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4 (any such certificate a “United States Tax Compliance Certificate”), as applicable and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms);

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, applicable United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)); or

(E) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Co-Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Co-Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Co-Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Co-Borrower or the Administrative Agent as may be necessary for the Co-Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(3) Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form or certification that such Lender is not legally eligible to deliver.

(4) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f) If any Co-Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the applicable Co-Borrower in a reasonable challenge of such Taxes if so requested by such Co-Borrower; provided that (A) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third-party cost or expense or otherwise be prejudiced by cooperating in such challenge, (B) such Co-Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable, and (c) such Co-Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by any Co-Borrower or with respect to which any Co-Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Co-Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Co-Borrower under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Co-Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to such Co-Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at any Co-Borrower’s request, provide such Co-Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or any Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

(g) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) Each Revolving Lender that is a Lender as of the Effective Date confirms that, as of the Effective Date such Lender is a Qualifying Bank. Each person that shall become a Revolving Lender after the Effective Date confirms that as of the date such person becomes a Lender, and each person that shall at any time acquire a participation in any Revolving Commitment shall be deemed to have confirmed as of the date such person acquires such participation (or, if earlier, the date on which such person acquired the participation in a Commitment that resulted in its acquisition of such participation in such Loan of Swissco upon the making thereof), it is (i) a Qualifying Bank or (ii) one single creditor for the purposes of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

(i) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Loan Party shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Local Time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Section 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments by any Co-Borrower hereunder with respect to principal of and interest on Loans shall, except as otherwise provided herein, be made in the currency of such Loan, and all other payments made hereunder shall be made in dollars, in each case to such account as may be specified by the Administrative Agent. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment hereunder or under any other Loan Document becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Co-Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. Each Co-Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Co-Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Co-Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Co-Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Co-Borrower will not make such payment, the Administrative Agent may assume that such Co-Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Co-Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment due in dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment due in an Alternative

Currency, the rate determined by the Administrative Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Co-Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) any Co-Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then each Co-Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) such Co-Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Co-Borrower (in the case of all other amounts), (C) such Co-Borrower or such assignee shall have paid (unless waived) to the

Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling such Co-Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by any Co-Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20. Incremental Credit Extensions. (a) Finance may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans (each a “Incremental Term Facility”) and/or (ii) one or more additional term loans of the same Class of any existing Class of term loans (each a “Incremental Term Increase”), and the Co-Borrowers may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (ii) one or more additional Classes of Revolving Commitments (the “Additional/Replacement Revolving Commitments,” and, together with any Incremental Term Facility, Incremental Term Increase and the Incremental Revolving Commitment Increases, the “Incremental Facilities”); provided that after giving effect to any Incremental Facility Amendment referred to below and at the time that any such Incremental Facility is made or effected, (x) no Event of Default (or, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing and (y) the representations and warranties set forth in the Loan Documents (or, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, customary specified representations and warranties and customary specified acquisition agreement representations and warranties) shall be true and correct in all material respects on and as of such date (provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respect as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respect as of such date). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Co-Borrowers and the Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) (i) The Incremental Term Facilities (A) shall (1) rank equal or junior in right of payment with the Initial Term Loans, (2) if secured, be secured only by the Collateral securing the Secured Obligations and (3) only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Initial Term Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), interest rates (including through fixed interest rates), “most favored nation” provisions (if any), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms and premiums and other terms and conditions as determined by Finance and the Additional Term Lenders thereunder; provided that, for any Incremental Term Facility that ranks equal in right of payment with the Initial Term Loans and is secured by the Collateral on a pari passu basis with the Secured Obligations, in the event that the Effective Yield for any such Incremental Term Facility is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Incremental Term Facility minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Facility prior to any increase in the Applicable Rate applicable to such Initial Term Loans then outstanding), (E) shall not have the benefit of mandatory prepayment provisions that are more favorable to the applicable lenders or creditors than those of the Initial Term Loans (it being understood that any such Indebtedness that is secured on a pari passu basis by the Collateral with the Secured Obligations may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Initial Term Loans), unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more favorable terms or (2) any such provisions apply only after the Initial Term Maturity Date and (F) may otherwise have terms and conditions as agreed between Finance and the Additional Term Lenders providing any such Incremental Term Facility but without any financial covenants or event of default provisions that are more restrictive, when taken as a whole, than the covenants and event of default provisions applicable to the Initial Term Loans (as determined by Holdings in good faith).

(ii) The Incremental Term Increases shall be treated the same as the Class of Term Loans being increased (including with respect to the maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to the Class of Term Loans being increased (excluding upfront fees and customary arranger fees); provided that (i) if required to consummate the applicable Incremental Term Increase, the pricing, interest rate margins, “most favored nation” (if any) provisions and rate floors on the Class of Term Loans being increased may be increased and additional upfront or similar fees may be payable to the Additional Lenders providing the Incremental Term Increase (without any requirement to pay such fees to any existing Term Lenders) and (ii) if the effect of any such Incremental Term Increase is to increase the Effective Yield of the Class of Term Loans being increased (as contemplated by the immediately preceding clause (i)), then such Incremental Term Increase shall be subject to the “most favored nation” pricing adjustment provisions set forth in the proviso to Section 2.20(b)(i) as if such Incremental Term Increase was an Incremental Term Facility incurred hereunder.

(iii) The Incremental Revolving Commitment Increases shall be treated the same as the Class of Revolving Commitments being increased (including with respect to the maturity date thereof), shall be considered to be part of the Class of Revolving Commitments being increased and shall be on the same terms applicable to the Class of Revolving Commitments being increased (excluding upfront fees and customary arranger fees); provided that if required to consummate the applicable Incremental Revolving Commitment Increase, the pricing, interest rate margins, “most favored nation” (if any) provisions, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the Additional Lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders).

(iv) The Additional/Replacement Revolving Commitments (and the Revolving Loans made thereunder) (A) shall (1) rank equal or junior in right of payment with the Initial Revolving Commitments, (2) if secured, be secured only by the Collateral securing the Secured Obligations and (3) only be guaranteed by the Loan Parties, (B) shall not mature earlier than the Initial Revolving Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Initial Revolving Maturity Date, (C) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums, financial covenants (if any) and commitment reduction and termination terms as determined by the Co-Borrowers and Additional Revolving Lenders providing such commitments and (D) may otherwise have terms and conditions as agreed between the Co-Borrowers and the Additional Revolving Lenders providing any such Additional/Replacement Revolving Commitments but without any financial covenants or event of default provisions that are more restrictive, when taken as a whole, than the covenants and event of default provisions applicable to the Initial Term Loans (as determined by Holdings in good faith).

(c) Each notice from any Co-Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Commitment in respect of an Incremental Term Facility, Incremental Term Increase, Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments.

(d) Incremental Facilities shall become Commitments and Loans, as applicable, under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, each Co-Borrower, each Additional Lender and the Administrative Agent. Any Incremental Facility Amendment may provide for the issuance of additional letters of credit for the account of any Co-Borrower or the incurrence of additional swingline loans by any Co-Borrower pursuant to any Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Initial Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” and no Swingline Lender shall be required to act as “swingline lender” under any such Incremental Facility Amendment without its written consent. An Incremental Facility may be provided, subject to the prior written consent of each Co-Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Facility or, unless it agrees, shall be obligated to provide any Incremental Facilities). Any loan under an Incremental Facility shall be a “Loan” for all purposes of this Agreement and the other Loan Documents, and any commitment under any Incremental Facility shall be a “Commitment” for all purposes of this Agreement and the other Loan Documents. Any Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and each Co-Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). In addition, if so provided in the relevant Incremental Facility Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Initial Revolving Maturity Date shall be reallocated from Lenders holding Initial Revolving Commitments to Lenders holding Additional/Replacement Revolving Commitments in accordance with the terms of such Incremental Facility Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Additional/Replacement Revolving Commitments, be deemed to be participation interests in respect of such Additional/Replacement Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to delivery of a Borrowing Request in accordance with Section 2.03 and the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20. Each Co-Borrower will use the proceeds of the Incremental Term Loans, Incremental Term Increases, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.21. Refinancing Amendments. (a) At any time after the Effective Date, (I) Finance may obtain, from any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans of any Class then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) and (ii) all or any portion of Incremental Equivalent Debt, in the form of Other Term Loans or Other Term Commitments and (II) each Co-Borrower may obtain, from any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Revolving Loans (or unused Revolving Commitments) of any Class then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments) and (ii) all or any portion of Incremental Equivalent Debt, in the form of Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will be unsecured or will be secured solely by the Collateral on a pari passu or junior basis with the Secured Obligations (and if secured, subject to the terms of a Customary Intercreditor Agreement), (B) will have such pricing and optional prepayment terms as may be agreed by each Co-Borrower and the Additional Lenders providing such Credit Agreement Refinancing Indebtedness and (C) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans of the applicable Class, the reduction of Revolving Commitments of the applicable Class (and the prepayment of the outstanding Revolving Loans of such Class) or the prepayment, satisfaction and discharge or redemption of the outstanding Incremental Equivalent Debt, as the case may be, that is being refinanced by such Credit Agreement Refinancing Indebtedness. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the Additional Lenders providing such Credit Agreement Refinancing Indebtedness and each Co-Borrower and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (in each case unless each Co-Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of each Co-Borrower, or the provision to each Co-Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments; provided that no Issuing Bank or Swingline Lender shall be required to act as “issuing bank” or “swingline lender” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and each Co-Borrower, to effect the provisions of this Section 2.21 (including to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Initial Revolving Maturity Date shall be reallocated from Lenders holding Initial Revolving Commitments to Lenders holding Other Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Other Revolving Commitments, be deemed to be participation interests in respect of such Other Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.22. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as each Co-Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and each Co-Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to any Lender, any Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by such Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, then such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and none of the Co-Borrowers shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Section 2.04 and 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the aggregate Revolving Commitments of that non-Defaulting Lender immediately prior to such acquisition, refinancing or funding, minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender outstanding at such time.

(v) Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Co-Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Defaulting Lender Fronting Exposure and (y) second, cash collateralize each Issuing Bank’s Defaulting Lender Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If each Co-Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of such Class of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans and funded and unfunded participations in Letters of Credit and Swingline Loans of such Class to be held on a pro rata basis by the applicable Lenders of such Class in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender with respect to such Class; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Co-Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to each Co-Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans denominated in dollars to Eurodollar Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and each Co-Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) each Co-Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay all such Eurodollar Loans of such Lender or, solely with respect to Eurodollar Loans denominated in dollars, convert all such Eurodollar Loans of such Lender to ABR Loans, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, then the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and each Co-Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, each Co-Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.24. Loan Modification Offers. (a) At any time after the Effective Date, each Co-Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Co-Borrowers (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, each Co-Borrower, each applicable Accepting

Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and each Co-Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender of the Affected Class declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then any Co-Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to any Co-Borrower to find a replacement Lender; provided further that (A) the applicable assignee shall have agreed to provide Loans and/or Commitments of the Affected Class on the terms set forth in the applicable Permitted Amendment, (C) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Co-Borrowers (to the extent of all other amounts) and (c) unless waived, the Co-Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

Section 2.25. Liability of Co-Borrowers. Each Co-Borrower, by signing this Agreement, and each additional Co-Borrower, from and after the date on which such Co-Borrower executes and delivers the documents set forth in Section 2.26, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Borrowers, with respect to the payment and performance of all of the Loan Document Obligations; provided, however, for the avoidance of doubt, that none of the Co-Borrowers (other than Finance) shall be jointly and severally liable for the payment and performance of any Loan Document Obligations arising from or in connection with the Term Loans. Notwithstanding anything to the contrary in the Loan Documents, none of the CFC Guarantors, any Domestic Foreign Holdco, any CFC or any Subsidiary that is directly or indirectly owned by a CFC (including for the avoidance of doubt, any Co-Borrowers that are CFCs) shall be held liable for or guarantee any Secured Obligations of Holdings, Finance or any other Domestic Subsidiary.

Section 2.26. Additional Co-Borrowers. With respect to any Restricted Subsidiary of Holdings that desires to become a Co-Borrower on or after the Effective Date (which may include Restricted Subsidiaries created or acquired after the Effective Date), Holdings shall cause such Restricted Subsidiary to (i) become a Guarantor or a CFC Guarantor, as applicable, and take such other actions as are required pursuant to Section 5.12(a) with respect to a Guarantor or a CFC Guarantor, as applicable, to the extent not previously taken and (ii) execute and deliver to the Administrative Agent a Joinder Agreement, pursuant to which such Restricted Subsidiary shall become a Co-Borrower hereunder. Upon execution and delivery of such Joinder Agreement and delivery of the documentation and information that the Administrative Agent and each Revolving Lender has reasonably determined that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules, such Subsidiary Loan Party shall become a Co-Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents. Any Subsidiary of Holdings that becomes a Co-Borrower on or after Effective Date (including Subsidiaries created or acquired after the Effective Date) under this Section 2.26 shall be subject to the limitations provided in the Collateral and Guarantee Requirement. Notwithstanding anything herein to the contrary, no Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States (including any State thereof and the District of Columbia), Luxembourg or Switzerland may become a Co-Borrower pursuant to this Section 2.26 without the prior written consent of each Revolving Lender.

Section 2.27. Minimum Interest; Swiss Withholding Tax.

(a) The various rates of interests provided for in this Agreement are minimum interest rates.

(b) When entering into this Agreement, each party hereto has assumed bona fide that the interest payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any interest payment will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest or other payments by Swissco and if it should not be possible for Swissco to comply with Section 2.17 for any reason, the applicable interest rate in relation with that payment of interest due by Swissco shall, subject to the provisions of this Agreement, be increased so that the interest amount effectively paid by Swissco to each Lender entitled to such payment (after making any deduction of the Swiss Withholding Tax) corresponds to an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up amount. This provision is without prejudice to the Swiss Law Limitations to the extent applicable.

(i) Swissco shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under this

Section 2.27(b) in connection with a Swiss Withholding Tax if Swissco has breached the Swiss Ten Non-Bank Rule as a direct result of (A) the incorrectness of the representation given by such Lender under Section 2.17(h) regarding its status as Qualifying Bank or (B) such Lender, as assignee or participant, breaching the requirements and limitations for transfers, assignments or participations pursuant to Section 9.04(b) or Section 9.04(c).

(ii) For the avoidance of doubt, Swissco shall be required to make an increased payment to a specific Lender under this Section 2.27(b) in connection with the imposition of a Swiss Withholding Tax if Swissco has breached the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule as a result of its failure to comply with the provisions of Section 3.18 and Section 5.18 or, following the occurrence of an Event of Default, lack of compliance with the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule as a result of assignments or participation effected in accordance herewith.

(c) If requested by the Administrative Agent, Swissco shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event that any Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, such Lender shall forward, after deduction of costs, such amount to Swissco; provided that (i) Swissco has fully complied with its obligations under this Section 2.27; (ii) nothing in this Section 2.27 shall require any Lender to disclose any confidential information to Swissco (including its tax returns); and (iii) no Lender shall be required to pay any amounts pursuant to this Section 2.27(c) at any time during which a Default or Event of Default exists and is continuing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and each Co-Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of Holdings and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of this clause (c) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and each Co-Borrower, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, such Co-Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Restricted Subsidiary, except Liens created under the Loan Documents, except, solely in the case of clauses (a), (b) and (c), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the respective dates thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since September 30, 2017, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.05. Properties. Each of Holdings and the Restricted Subsidiaries has good fee simple, or the equivalent in foreign jurisdictions, title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened in writing against or affecting Holdings or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any Restricted Subsidiary or their respective facilities or operations (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to or knows of any basis for any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07. Compliance with Laws. Each of Holdings, and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. None of the Loan Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time.

Section 3.09. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings and each Restricted Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes levied or imposed on its properties, income or assets (whether or not shown on a Tax return) including in its capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.05; provided that Holdings or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and applicable local standards. There is no proposed Tax assessment, deficiency or other claim against Holdings or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10. ERISA. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) with respect to any Multiemployer Plan with respect to which a Loan Party is directly obligated to contribute or Plan sponsored by a Loan Party, no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) with respect to any Multiemployer Plan with respect to which any ERISA Affiliate (other than a Loan Party) is directly obligated to contribute or any Plan (other than any Plan sponsored by a Loan Party), to the knowledge of any Loan Party, no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; and (iii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by a Loan Party that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter, in each case from the Internal Revenue Service as to such plan’s qualified status and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of any Loan Party, no fact or event has occurred that could adversely affect the qualified status of any such employee benefit plan or the exempt status of any such trust; and (iii) there are no pending or, to the knowledge of any Loan Party, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

(d) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance with all laws applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, no Loan Party or any of its respective directors, officers, employees or agents has engaged in a transaction that could subject such Loan Party, directly or indirectly, to a tax or civil penalty and (iii) with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with all applicable law or, where required, in accordance with the applicable ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 3.11. Disclosure. As of the Effective Date, all written factual information and written factual data (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to any projections, Holdings represents only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 3.12. Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

Section 3.13. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Restricted Subsidiaries owns, licenses or possesses the valid right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted; provided that, for the avoidance of doubt, the foregoing is not a representation with respect to any infringement, misappropriation or violation of Intellectual Property, which is covered by the following sentence. To the knowledge of Holdings, no Intellectual Property used by Holdings or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon, misappropriates or violates the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings, threatened in writing against Holdings or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.14. Solvency. Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of Holdings and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, on a consolidated basis, (b) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (c) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.15. Federal Reserve Regulations. None of Holdings or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the

Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.

Section 3.16. Use of Proceeds. (a) Finance will use the proceeds of the Initial Term Loans made on the Effective Date to directly or indirectly finance the Transactions, with any remainder to be used for general corporate purposes.

(b) Each Co-Borrower will use the proceeds of the Initial Revolving Loans, the Swingline Loans, and Loans made under any Incremental Facility, and will use Letters of Credit, in each case for general corporate purposes.

Section 3.17. Anti-Corruption Laws; Sanctions; USA PATRIOT Act.

(a) Each of Holdings and the Restricted Subsidiaries is in compliance in all material respects with (i) applicable Sanctions, (ii) Title III of the USA Patriot Act and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act or any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials (collectively, “Anti-Corruption Laws”), in each of clauses (i) through (iii) above, to the extent applicable to the relevant entity in a jurisdiction in which such entity operates.

(b) None of Holdings, any of the Restricted Subsidiaries or, any director or officer thereof, or to the knowledge of Holdings or any Co-Borrower, any employee thereof, is an individual or entity with whom dealings are prohibited by any Sanctions, nor is Holdings or any Restricted Subsidiary located, organized or resident in a Sanctioned Country.

Section 3.18. Swiss Non-Bank Rules. Swissco is in compliance with the Swiss Non-Bank Rules; provided that Swissco shall not be in breach of this representation and warranty if the Swiss Non-Bank Rules are not complied with solely by reason of (a) a failure by one or more Lenders to comply with their respective obligations under Section 9.04(b) or Section 9.04(c) or (b) a Lender ceasing to be a Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority.

Section 3.19. Collateral Matters.

(a) Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Collateral required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Liens permitted under Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b) Notwithstanding anything herein (including this Section 3.19) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than the Equity Interests of a CFC Guarantor that are pledged under foreign law), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Effective Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Effective Date pursuant to Section 4.01 or (D) any Excluded Assets.

ARTICLE IV

CONDITIONS

Section 4.01. Effective Date. The obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) otherwise, written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel for the Loan Parties, (ii) Richards, Layton & Finger, P.A., Delaware counsel for the Loan Parties, (iii) Keppeler Avocats, Swiss counsel for the Loan Parties and (iv) LG Avocats, Luxembourg counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings and the Co-Borrowers hereby requests each such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in Section 4.01(d).

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists in the applicable jurisdiction) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and (v) in the case of any Loan Party organized under the laws of Luxembourg, (A) a non-insolvency certificate (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register and (B) a confirmation by the managers of such Loan Party that no insolvency proceeding exists as of the Effective Date.

(e) The Administrative Agent shall have received (or, substantially simultaneously with the initial funding of Loans on the Effective Date, shall receive) all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and Holdings to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or as separately agreed by the Joint Lead Arrangers and Holdings.

(f) The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of each of Holdings and Finance, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search, together with U.S. Federal and State tax lien searches and judgment lien searches in respect of the applicable Loan Parties and their respective assets in those jurisdictions reasonably requested by the Administrative Agent, and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements and other lien search results are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of the Loans on the Effective Date be released or terminated; provided that if, notwithstanding the use by Holdings and the Co-Borrowers of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement or the additional conditions in this clause (f) to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties to be party thereto, (b) creation of and perfection of security interests in the Equity Interests issued by the Co-Borrowers and its Wholly Owned Restricted Subsidiaries and (c) delivery of Uniform Commercial Code financing statements, with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable on or after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may otherwise reasonably agree).

(g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h) The Refinancing shall have been consummated or, substantially concurrently with the initial funding of Loans on the Effective Date, shall be consummated.

(i) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying as to the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions, substantially in the form of Exhibit S.

(j) The Administrative Agent and the Joint Lead Arrangers shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten Business Days prior to the Effective Date by the Administrative Agent or the Joint Lead Arrangers that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k) The Administrative Agent and the Joint Lead Arrangers shall have received the Audited Financial Statements and the Unaudited Financial Statements.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any initial Borrowing under any Incremental Facility to the extent agreed by the applicable Incremental Lenders), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) In the case of any Borrowing, the Administrative Agent shall have received a duly authorized and validly delivered Borrowing Request.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing under any Incremental Facility, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and each Co-Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and each Co-Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent, on behalf of each Lender:

(a) commencing with the financial statements for the fiscal year of Holdings ending December 31, 2017, on or before the date that is 90 days after the end of each fiscal year of Holdings, the audited consolidated balance sheet and audited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant under this Agreement or any potential inability to satisfy a financial maintenance covenant under this Agreement on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied, accompanied by a customary management discussion and analysis;

(b) commencing with the financial statements for the fiscal quarter ending March 31, 2018, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, solely in the case of each of the first three fiscal quarters of Holdings ending after the Effective Date, 60 days after the end of such fiscal quarter), unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the applicable fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, accompanied by a customary management discussion and analysis;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements if the Unrestricted Subsidiaries in the aggregate have EBITDA (determined consistently with the definition of Consolidated EBITDA) equal to at least 5% of Consolidated EBITDA for the most recent Test Period;

(d) not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the Financial Performance Covenant, if applicable, and (B) in the case of financial statements delivered under paragraph (a) above, and only to the extent Holdings would be required to prepay the Term Borrowing pursuant to Section 2.11(d), beginning with the financial statements for the fiscal year of Holdings ending December 31, 2019, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings or any of its Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c);

(e) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f) [reserved];

(g) not later than 90 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive loss and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Co-Borrower or any other

Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Commencing with respect to the fiscal year ending December 31, 2017, Holdings shall conduct a quarterly conference call that the Lenders may attend to discuss the financial condition and results of operations and cash flows of Holdings and its Subsidiaries for the most recently ended fiscal period for which financial statements have been, or will be, delivered, pursuant to paragraph (a) or paragraph (b) of this Section 5.01, as applicable, at a date and time to be determined by Holdings with reasonable advance notice to the Administrative Agent.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) above may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent and excluding exhibits), as applicable, of Holdings (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations (or such longer period applicable to such information specified in Section 5.01(a) or (b)) or (B) the applicable financial statements of any direct or indirect parent of Holdings; provided that (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information referred to in (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial maintenance covenant under this Agreement or any potential inability to satisfy a financial maintenance covenant under this Agreement on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); (ii) on which such documents are posted on Holdings’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and Holdings in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.

Each of Holdings and each Co-Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Holdings and the Co-Borrowers hereunder (collectively, “Co-Borrower Materials”) by posting the Co-Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to Holdings’s or its Affiliates’ securities. Each of Holdings and each Co-Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Co-Borrower Materials that may be distributed to the Public Lenders and that (w) all such Co-Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Co-Borrower Materials “PUBLIC,” each Co-Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Co-Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Co-Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Co-Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Co-Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that neither Holdings nor any Co-Borrower’s failure to comply with this sentence shall constitute a Default or an Event of Default under this Agreement or any other Loan Document. Notwithstanding the foregoing, neither Holdings nor any Co-Borrower shall be under no obligation to mark any Co-Borrower Materials as “PUBLIC”. Holdings and each Co-Borrower hereby acknowledges and agrees that, unless Holdings or any Co-Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Section 5.01(a), (b), (c) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

Section 5.02. Notices of Material Events. Promptly after any Responsible Officer of Holdings or any Co-Borrower obtains actual knowledge thereof, Holdings or such

Co-Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or any Restricted Subsidiary, affecting Holdings or any Restricted Subsidiary, or the receipt of a written notice of an actual or alleged Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect;

(c) any change in the public ratings of the Initial Term Loans by S&P or Moody’s; and

(d) the occurrence of any ERISA Event with respect to a Plan sponsored by a Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the applicable Co-Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Information Regarding Collateral. (a) Holdings or a Co-Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five Business Days after financial statements are required to be delivered pursuant to Section 5.01(a), Holdings shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings (i) setting forth the information required pursuant to Paragraphs 1(a), 1(f), 6, 7 and 9 of the Perfection Certificate or confirming that there has been no change in such information since the later of (x) the date of the Perfection Certificate delivered on the Effective Date or (y) the date of the most recent certificate delivered pursuant to this Section 5.03, (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

Section 5.04. Existence; Conduct of Business. Holdings will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and each Co-Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05. Payment of Taxes, etc. Holdings will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings or any of its Subsidiaries and Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor to the extent required by and in accordance with GAAP and applicable local standards, or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06. Maintenance of Properties. Holdings will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07. Insurance. (a) Holdings will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Holdings shall cause each such policy of general liability or casualty insurance (other than directors and officers policies, workers compensation policies and business interruption insurance), except, in the case of any Foreign Subsidiary where it is not customary to do so in the relevant jurisdiction, to (i) in the case of each general liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder.

(b) If any “Building” (as defined in 12 CFR Chapter III, Section 339.2) or other improvement included in any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Holdings shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with the Flood Insurance Laws and (ii) furnish to the Lenders information presented in reasonable detail as to the flood insurance so carried, including (A) copies of the applicable Loan Party’s application for a flood insurance policy plus proof or premium payment, (B) a declaration page confirming that flood insurance has been issued or (C) such other evidence of flood insurance, in an amount equal to at least the amount required by the Flood Laws and otherwise including terms reasonably satisfactory to the Administrative Agent.

Section 5.08. Books and Records; Inspection and Audit Rights. Holdings will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or the Restricted Subsidiaries, as the case may be. Holdings will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (i) such representatives shall use commercially reasonable efforts to avoid interruption of the normal business operations of Holdings and its Subsidiaries and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at each Co-Borrower’s expense; provided further that (a) when an Event of Default exists, the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and each Co-Borrower the opportunity to participate in any discussions with Holdings’ or each Co-Borrower’s independent public accountants.

Section 5.09. Compliance with Laws. Each of Holdings and the Co-Borrowers will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including ERISA and other applicable pension laws, Environmental Laws (including conducting any clean-up or other remedial action required by and in accordance with Environmental Law) and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Use of Proceeds and Letters of Credit. The applicable Co-Borrower will use the proceeds of the Term Loans, the Revolving Loans, the Swingline Loans and the Letters of Credit solely in accordance with Section 3.16 and, in any case, not in violation of Section 3.15 or Section 5.17.

Section 5.11. Additional Subsidiaries. (a) If (i) any additional Restricted Subsidiary that is not an Excluded Subsidiary is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary (other than any Immaterial Subsidiary that becomes a Material Subsidiary, which shall be subject to Section 5.11(b)) or (iii) Holdings, at its option, elects to cause a Domestic Subsidiary, or to the extent reasonably acceptable to the Administrative Agent, a Foreign Subsidiary that is a Wholly Owned Restricted Subsidiary to become a Subsidiary Loan Party, then Holdings will, within 60 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after (x) such newly formed or acquired Restricted Subsidiary is formed or acquired, (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary or (z) Holdings has made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 60 days after such notice (or such longer period as the Administrative Agent shall reasonably agree). Holdings and Finance shall deliver or cause to be delivered to the Administrative Agent a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby concurrently with the satisfaction of the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary.

(b) Within 60 days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent may reasonably agree) after Holdings identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement (including the requirements set forth in the proviso to clause (d) of the last paragraph of the Collateral and Guarantee Requirement with respect to any Foreign Subsidiary) shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c) Notwithstanding the foregoing, in the event any Material Real Property would be required to be mortgaged pursuant to this Section 5.11, the applicable Loan Party shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such Material Real Property within 90 days following the later of the date such Loan Party becomes a Loan Party and the acquisition of such Material Real Property, or such longer time period as agreed by the Administrative Agent in its reasonable discretion; provided that if Holdings has used its reasonable efforts to provide the documentation reasonably requested by the Lenders to obtain a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and the flood insurance compliance items listed in clause (e)(iii) of the definition of “Collateral and Guarantee Requirements”, in the event that any such flood insurance diligence is not completed by the Lenders by the date by which the applicable Loan Party is required to execute and deliver a Mortgage, such Loan Party shall instead execute and deliver such Mortgage within three Business Days of written receipt of notice from the Administrative Agent that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion).

Section 5.12. Further Assurances. (a) Subject to (i) the provisos to Section 4.01(f) solely with respect to the Effective Date and (ii) the last paragraph of the definition of “Collateral and Guarantee Requirement”, Holdings will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (other than Excluded Assets), including any Material Real Property, are acquired by a Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets or Excluded Real Property), Holdings will notify the Administrative Agent (and the Administrative Agent shall notify the Lenders) thereof, and, if requested by the Administrative Agent, Holdings will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.12 and as required pursuant to the Collateral and Guarantee Requirement, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is required to be mortgaged pursuant to this Section 5.12(b), the applicable Loan Party shall be required to comply with the Collateral and Guarantee Requirement and paragraph (a) of this Section 5.12 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion; provided that if Holdings or the applicable Loan Party has used its reasonable efforts to provide the documentation reasonably requested by the Lenders to obtain a “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and the flood insurance compliance items listed in clause (e)(iii) of the definition of “Collateral and Guarantee Requirements”, in the event that any such flood insurance diligence is not completed by the Lenders by the date by which the applicable Loan Party is required to execute and deliver a Mortgage, such Loan Party shall instead execute and deliver such Mortgage within three Business Days of written receipt of notice from the Administrative Agent that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion).

Section 5.13. Designation of Subsidiaries. Holdings may at any time after the Effective Date designate any Restricted Subsidiary (other than a Co-Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings or its Restricted Subsidiary’s (as applicable) Investment therein as of such date. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings or the applicable Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 5.14. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings shall, and shall cause each other Loan Party to, deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

Section 5.15. Maintenance of Rating of the Co-Borrower and the Facilities. Holdings shall use commercially reasonable efforts to maintain (i) a corporate credit rating (but not any particular rating) from S&P and a corporate family rating (but not any particular rating) from Moody’s, in each case in respect of Holdings and (ii) a public rating (but not any particular rating) in respect of the Term Loans from each of S&P and Moody’s.

Section 5.16. Lines of Business. Holdings and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 5.17. Anti-Corruption Laws. None of Holdings, any Co-Borrower or any other Restricted Subsidiary will directly or knowingly indirectly use the proceeds hereunder, or otherwise make available such proceeds to any Person, for the purpose of (i) funding the activities of any Person that, at the time of such funding, is a Person with whom dealings are prohibited by any Sanctions or (ii) funding, financing or facilitating any activity in a Sanctioned Country or in any other manner, in each case except to the extent permitted for a Person required to comply with Sanctions. None of Holdings, any Co-Borrower or any other Restricted Subsidiary will directly or, to their knowledge, indirectly, use the proceeds hereunder in furtherance of an offer, promise to pay or authorization for the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws.

Section 5.18. Swiss Non-Bank Rules. Swissco shall ensure that at all times it is in compliance with the Swiss Non-Bank Rules; provided that Swissco shall not be in breach of this Section 5.18 if the Swiss Non-Bank Rules have been breached solely by reason of (a) a failure by one or more Lenders to comply with their respective obligations under Section 9.04(b) or Section 9.04(c) or (b) a Lender ceasing to be a Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Termination Date, each of Holdings and each Co-Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness; Certain Equity Securities. (a) Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of Holdings and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);

(ii) Indebtedness outstanding on the Effective Date and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii) Guarantees by Holdings and any of the Restricted Subsidiaries in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of Holdings owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to Holdings or any other Restricted Subsidiary, to the extent permitted by Section 6.04; provided that (A) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (1) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit I or (2) otherwise reasonably satisfactory to the Administrative Agent and (B) all such Indebtedness owing to any Loan Party shall be pledged to the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Collateral and Guarantee Requirement;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) incurred, issued or assumed by Holdings or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $150,000,000 and (B) 15% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) [reserved];

(viii) [reserved];

(ix) [reserved];

(x) Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xii) Indebtedness of Holdings or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Holdings or a Restricted Subsidiary); provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xii) shall not exceed $350,000,000;

(xiii) (A) Indebtedness of Holdings or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Holdings or a Restricted Subsidiary); provided that (I) (x) if such Indebtedness is secured by the Collateral on a pari passu basis with the Secured Obligations, then after giving effect to the incurrence of such Indebtedness and any related acquisitions or investments consummated in connection therewith on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period as of such time is less than or equal to 1.75 to 1.00, (y) if such Indebtedness is secured on a junior basis to the Secured Obligations, then after giving effect to the incurrence of such Indebtedness and any related acquisitions or investments consummated in connection therewith on a Pro Forma Basis, the Senior Secured Net Leverage Ratio as of the last day of the most recently ended Test

Period as of such time is less than or equal to 3.25 to 1.00 and (z) if such Indebtedness is unsecured or that is subordinated in right of payment to the Loan Document Obligations, then after giving effect to the incurrence of such Indebtedness and any related acquisitions or investments consummated in connection therewith on a Pro Forma Basis, the Interest Coverage Ratio as of the last day of the most recently ended Test Period as of such time either (1) is no less than 2.00 to 1.00 or (2) in the case of debt incurred to consummate a Permitted Acquisition or other Investment not prohibited by Section 6.04, either (i) is no less than 2.00 to 1.00 or (ii) is not less than immediately prior to such incurrence of debt and (II) such Indebtedness complies with the Required Additional Debt Terms and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $100,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, however, that the limitation set forth in the immediately preceding proviso shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any Investment not prohibited by Section 6.04 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrowers or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment;

(xiv) Indebtedness of Holdings or any of the Restricted Subsidiaries an aggregate principal amount not greater than the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Indebtedness; provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) [reserved];

(xvii) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances or discounted bills of exchange for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xviii) Permitted Unsecured Refinancing Debt;

(xix) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt;

(xx) (A) Indebtedness of Holdings, a Co-Borrower or any Subsidiary Loan Party issued in lieu of Incremental Facilities consisting of one or more series of loans (including bridge facilities), bonds, notes or debentures (and any Registered Equivalent Notes issued in exchange therefor) that are secured by the Collateral on a pari passu or junior basis with the Secured Obligations or unsecured or that are subordinated, in each case without any covenants or event of default provisions that are more restrictive, when taken as a whole, than the covenants and event of default provisions applicable to the Initial Term Loans (as determined by Holdings in good faith) (the “Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xx) shall not exceed at the time of incurrence the Incremental Cap at such time and (y) such Indebtedness complies with the Required Additional Debt Terms and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that if such Incremental Equivalent Debt is in the form of a term loan that is equal in right of payment to the Loan Document Obligations and is secured by the Collateral on a pari passu basis with the Secured Obligations, the Initial Term Loans and such Incremental Equivalent Debt shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.20(b) as if such Incremental Equivalent Debt was an Incremental Term Facility incurred hereunder;

(xxi) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $75,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xxii) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries (including obligations in respect of letters of credit, bank guarantees or similar instruments)in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims, in each case incurred in the ordinary course of business or consistent with past practice;

(xxiii) Indebtedness and obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxiv) (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of Holdings (or any direct or indirect parent thereof) or the Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of Holdings (or any direct or indirect parent thereof) or the Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted by this Agreement;

(xxv) Indebtedness consisting of promissory notes issued by Holdings or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) to the extent permitted by Section 6.07(a) (with any incurrence of Indebtedness under this clause (xxv) reducing, on a dollar-for-dollar basis, the applicable basket under Section 6.07(a));

(xxvi) Indebtedness at any time outstanding incurred in connection with any Qualified Securitization Facility not to exceed, in the aggregate, the greater of $75,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xxvii) any Supply Chain Arrangement;

(xxviii) (x) Indebtedness in respect of obligations of Holdings or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of each Co-Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxix) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Effective Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxx) [reserved];

(xxxi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above;

(xxxii) [reserved]; and

(xxxiii) unsecured Indebtedness incurred by Finance and owing to one or more Investors, so long as (A) such Indebtedness is subordinated on a payment basis to the Loan Document Obligations, (B) such Indebtedness is not Guaranteed by any Subsidiary of

Holdings that is not a Subsidiary Loan Party, (C) no payment of any outstanding principal amount under such Indebtedness will be due until at least 91 days after the Latest Maturity Date, (D) prior to the Latest Maturity Date, any interest on the outstanding principal amount of such Indebtedness shall only be paid in kind by increasing on a ratable basis the outstanding principal amount of such Indebtedness on the applicable interest payment date by the amount of the interest so paid in kind at the applicable “PIK” interest rate, (E) such debt does not require the maintenance or achievement of any financial performance standards (other than as a condition to the taking of specific actions) and (F) such Indebtedness is not convertible into any Indebtedness that does not comply with the terms of this clause (xxxiii) or any Equity Interests other than Qualified Equity Interests; provided, however, that clauses (C) and (D) above will not apply to Indebtedness in the form of a revolving credit facility provided under this clause (xxxiii) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding.

(b) Holdings will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (i) in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests and (ii) (x) preferred Equity Interests issued to and held by Holdings or any Restricted Subsidiary and (y) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 6.01(a).

Section 6.02. Liens. Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.02 (unless such Lien is permitted by another clause in this Section 6.02 and is deemed to have been created, incurred or assumed, and is existing, under such other clause of this Section 6.02) and any modifications, replacements, renewals or extensions thereof; provided further that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien (provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (2) proceeds and products thereof; provided further that such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and customary security deposits and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) [reserved];

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Holdings or any other Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(xii) [reserved];

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by Holdings or any Restricted Subsidiary are located; provided that such ground leases do not materially interfere with the ordinary conduct of business of Holdings or any Restricted Subsidiary;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens securing Indebtedness permitted under Section 6.01(a)(xix) or Section 6.01(a)(xx);

(xx) [reserved];

(xxi) [reserved];

(xxii) Liens securing Indebtedness permitted under Section 6.01(a)(vii) or Section 6.01(a)(xiii) (provided that any such Liens on Collateral shall be subject to a Customary Intercreditor Agreement);

(xxiii) [reserved];

(xxiv) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv) [reserved];

(xxvi) Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (a) securing obligations of such joint venture or Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii) Liens on assets securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law; provided that the aggregate outstanding amount of obligations secured by Liens existing in reliance on this clause (xxvii) shall not exceed the greater of $100,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(xxviii) other Liens; provided that at the time of the granting of any such Lien and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxviii) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $150,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period as of such time; and

(xxix) Liens on Securitization Assets incurred in connection with a Qualified Securitization Facility.

Section 6.03. Fundamental Changes. (a) Holdings will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of all or substantially all of its assets (which, for the avoidance of doubt, shall not restrict Holdings or any Restricted Subsidiary from changing its organizational form in a transaction that does not involve a merger or consolidation transaction), except that:

(i) (A) any Restricted Subsidiary may merge or consolidate with a Co-Borrower; provided that a Co-Borrower shall be the continuing or surviving Person, or (B) Holdings or any Restricted Subsidiary (other than a Co-Borrower) may merge or consolidate with Holdings or another Restricted Subsidiary; provided that (1) when Holdings is merging or consolidating with a Restricted Subsidiary, the continuing or surviving Person shall be Holdings and (2) when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary, either (x) the continuing or surviving Person shall be a Subsidiary Loan Party or (y) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 (treating such acquisition as an Investment by a Loan Party in a non-Loan Party);

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than a Co-Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries; provided that if the liquidating or dissolving Restricted Subsidiary is a Subsidiary Loan Party, then all the assets (other than a de minimis portion) of such Restricted Subsidiary shall be distributed to a Loan Party in connection with such liquidation or dissolution;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by Holdings) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) any Co-Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) a Co-Borrower shall be the continuing or surviving Person or the Person to which such assets are Disposed or (B) if the Person formed by or surviving any such merger or consolidation, or the Person to which such assets are Disposed, is not a Co-Borrower or is a Person into which such Co-Borrower has been liquidated (any such Person, the “Successor Co-Borrower”), (1) the Successor Co-Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Co-Borrower shall expressly assume all the obligations of such Co-Borrower under this Agreement and the other Loan Documents to which such Co-Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than such Co-Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Co-Borrower’s obligations under this Agreement and (4) such Co-Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of such Co-Borrower and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Limited Condition Transaction, no Specified Event of Default) shall exist after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Co-Borrower will succeed to, and be substituted for, such Co-Borrower under this Agreement and the other Loan Documents; provided further that such Co-Borrower will use commercially reasonable efforts to provide any documentation and other information about the Successor Co-Borrower as shall have been reasonably requested in writing by any Lender or Issuing

Bank through the Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(v) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that (A) if Holdings or a Co-Borrower is merging or consolidating, then the continuing or surviving Person shall be Holdings or such Co-Borrower, as the case may be and (B) if a Restricted Subsidiary (other than a Co-Borrower) is merging or consolidating, then the continuing or surviving Person shall be a Restricted Subsidiary, and in each case, Holdings, such Co-Borrower or such Restricted Subsidiary, as the case may be, shall have complied with the requirements of Section 5.11 and 5.12; and

(vi) any Restricted Subsidiary (other than a Co-Borrower) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Holdings will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made;

(b) loans, advances and other credit extensions to officers, members of the Board of Directors and employees of Holdings or the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) at any time not to exceed $10,000,000;

(c) Investments by Holdings in any Restricted Subsidiary and Investments by any Restricted Subsidiary in Holdings or any other Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party or by a Loan Party (other than a CFC Guarantor) to a CFC Guarantor, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of such Investments shall not exceed, at any time outstanding, the greater of $250,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period at such time (in each case determined without regard to any write-downs or write-offs and treating the portion of any Investment by a Loan Party (other than a CFC Guarantor) to a CFC Guarantor that is substantially concurrently invested in a Restricted Subsidiary that is not a Loan Party as one Investment in such amount);

(d) (i) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) prepayments and other credits to suppliers made in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by Holdings or any Restricted Subsidiary in Holdings or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions;

(i) [reserved];

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) (i) loans and advances to any direct or indirect parent of Holdings (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to such parent in accordance with Section 6.07(a)(v) (with any such loan or advance reducing the amount of the basket in Section 6.07(a)(v) on a dollar-for-dollar basis) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to any Restricted Subsidiary and (ii) Investments or Guarantees with respect to any direct or indirect parent of Holdings that could otherwise be made as a Restricted Payment under Section 6.07, so long as the amount of such Investment or Guarantee is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 6.07;

(m) additional Investments; provided that at the time any such Investment is made and after giving Pro Forma Effect thereto, the aggregate outstanding amount of all such Investments made in reliance on this clause (m) shall not exceed the sum of (A) the greater of $250,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time, plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (D) the amount of Restricted Payments permitted to be made under Section 6.07(a)(xvi) (so long as the amount of any such Investment is deducted from the amount available to be made as a Restricted Payment under Section 6.07(a)(xvi) and a payment of Junior Financing under Section 6.07(b)(iv)(D)) (in each case determined without regard to any write-downs or write-offs); provided further that in the case of clauses (B) and (C), no Event of Default shall have occurred or would result therefrom;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(p) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged or consolidated with Holdings or any Restricted Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Restricted Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Restricted Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) receivables owing to Holdings or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) non-cash Investments in Restricted Subsidiaries in connection with tax planning and reorganization activities; provided that, after giving effect to any such activities, none of the Guarantees provided under the Guarantee Agreements, taken as a whole, the security interests granted by the Loan Parties under the Security Documents, taken as a whole, or the ability of the Loan Parties to perform their respective obligations under the Loan Documents would not be materially impaired;

(t) additional Investments so long as at the time of any such Investment and after giving effect thereto, (x) no Default or Event of Default exists or would result therefrom and (y) on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio is no greater than 2.50 to 1.00;

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04) under Section 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or any Restricted Subsidiary;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Subsidiary or any joint venture in connection with intercompany cash pooling or similar arrangements arising, in each case, in the ordinary course of business;

(y) [reserved];

(z) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings, are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness;

(aa) [reserved];

(bb) [reserved];

(cc) Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment and after giving Pro Forma Effect thereto, the aggregate outstanding amount of all such Investments made in reliance on this clause (cc) shall not exceed the greater of $125,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period as of such time (in each case determined without regard to any write-downs or write-offs);

(dd) [reserved]; and

(ee) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Co-Borrower and any Restricted Subsidiary.

Section 6.05. Asset Sales. Holdings will not, and will not permit any Restricted Subsidiary to, (i) voluntarily sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings or a Restricted Subsidiary

in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of (i) obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired and (ii) Intellectual Property (including by ceasing to enforce, abandoning, allowing to lapse, terminate or to be invalidated, discontinuing the use or maintenance of or putting into the public domain, any registration or application for registration of such Intellectual Property) that is no longer used or useful or economically practicable to maintain or with respect to which Holdings determines in its reasonable business judgment such action or inaction is desirable in the conduct of the business;

(b) Dispositions of inventory and other assets in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party (or, if the transferor is not a CFC Guarantor, then the transferee must be a Loan Party that is not a CFC Guarantor), (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party (or a Disposition by a Loan Party (other than a CFC Guarantor) to a CFC Guarantor), such Disposition is for fair market value (as determined in good faith by Holdings) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party (or in a CFC Guarantor, as the case may be) in accordance with Section 6.04;

(e) Dispositions permitted (other than by reference to this Section 6.05) by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

(f) [reserved];

(g) Dispositions of Permitted Investments;

(h) forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i) leases, subleases, service agreements, product sales, licenses or sublicenses, in each case that do not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole;

(j) non-exclusive licenses or sublicenses, or other similar grants of rights, to Intellectual Property in the ordinary course of business;

(k) transfers of property subject to Casualty Events;

(l) Dispositions of property not otherwise permitted under this Section 6.05 to Persons other than Holdings or any Restricted Subsidiary (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are Disposed of) for fair market value (as determined by a Responsible Officer of Holdings in good faith); provided that with respect to any Disposition pursuant to this clause (l) for a purchase price in excess of the greater of $10,000,000 and 1% of Consolidated EBITDA for the most recently ended Test Period as of the date of such Disposition, Holdings or such Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (l), (A) any liabilities (as shown on the most recent balance sheet of Holdings or such Restricted Subsidiary or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, if applicable, and any applicable Restricted Subsidiary shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and 180 days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to Holdings or the Restricted Subsidiaries and other than Indebtedness that is by its terms subordinated in right of payment to the Loan Document Obligations), to the extent that Holdings, if applicable, and any applicable Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash and (D) any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of Holdings in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess of the greater of $25,000,000 and 2.5% of Consolidated EBITDA for the most recently ended Test Period, in each case at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by a Responsible Officer of Holdings) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) Dispositions of any assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are Disposed of) (i) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries and/or (ii) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition; provided that, with respect to any such Permitted Acquisition or other Investment, the aggregate fair market value of the assets Disposed of in reliance on this clause (n) shall not exceed 20% of the aggregate consideration paid by Holdings and its Restricted Subsidiaries in respect of such Permitted Acquisition or other Investment;

(o) any Disposition of Securitization Assets in connection with or any Qualified Securitization Facility;

(p) [reserved]; and

(q) any Disposition of the Equity Interests of any Unrestricted Subsidiary.

Section 6.06. [Reserved].

Section 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) Holdings will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to Holdings or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of Holdings, such Restricted Payment is made to Holdings, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii) Holdings and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made to consummate the Transactions;

(iv) repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to redeem, acquire, retire, repurchase or settle the Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests), other than Disqualified Equity Interests, held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof) and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date, when taken together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v), not to exceed $10,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent thereof after the Effective Date (so long as, in the case of such proceeds received by a direct or indirect parent of Holdings, such proceeds have been contributed to Holdings or the Restricted Subsidiaries);

(vi) other Restricted Payments; provided that, at the time of making such Restricted Payments, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio is equal to or less than 1.75 to 1.00;

(vii) Holdings and the Restricted Subsidiaries may make Restricted Payments in cash to any direct or indirect parent of Holdings:

(A) with respect to any taxable period in which Holdings and/or any of its Restricted Subsidiaries is a member of a consolidated, combined, unitary or similar tax group (a “Tax Group”) (or if Holdings or any of its Restricted Subsidiaries is a disregarded entity or a pass-through entity for U.S. federal income tax purposes, the owner of Holdings or such Restricted Subsidiary is a member of a Tax Group) for U.S. federal and/or applicable foreign, state or local income tax purposes of which Holdings or any direct or indirect parent of Holdings is the common parent, to pay the portion of the U.S. federal, foreign, state, and/or local income Taxes of such Tax Group for such taxable period that is attributable to the taxable income of Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Holdings and/or its applicable Restricted Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group; and

(B) with respect to any taxable period for which Holdings or any Restricted Subsidiary is a partnership for U.S. federal and/or applicable state or local income tax purposes, to pay the portion of the U.S. federal, state or local income Taxes of its direct owner(s) (or, where a direct owner is a pass-through entity, indirect owner(s)) for such taxable period that is attributable to the taxable income of Holdings or any Restricted Subsidiary, as the case may be, in an amount not to exceed the product of (x) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, where the direct owner is a pass-through entity, indirect) equity owner of Holdings or such Restricted Subsidiaries, as the case may be, for the taxable period in question and (y) the taxable income of Holdings or such Restricted Subsidiaries, as the case may be, for such period, reduced by all taxable losses with respect to any prior taxable year of Holdings or such Restricted Subsidiaries, as the case may be, to the extent such losses are of a character that would permit such losses to be deducted by the direct or indirect owners of Holdings or such Restricted Subsidiaries, as the case may be, against the current taxable income of Holdings or such Restricted Subsidiaries, as the case may be (any distributions permitted under this Section 6.07(a)(vii) collectively, “Tax Distributions”);

(viii) in addition to the foregoing Restricted Payments, Holdings and the Restricted Subsidiaries may make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) so long as no Event of Default shall have occurred and be continuing or would result therefrom and, on a Pro Forma Basis, the Interest Coverage Ratio is no less than 2.00 to 1.00, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(x) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests (including any payments made or expected to be made in connection with any payroll taxes incurred by Holdings, the Co-Borrowers, or any Restricted Subsidiary in connection with such repurchases of Equity Interests) in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi) payments to Holdings to permit it to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) payments made to an Investor pursuant to the Tax Receivables Agreement;

(xiii) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments);

(xiv) the declaration and payment of Restricted Payments on Holdings’ common stock following consummation of an IPO, of up to $150,000,000 per annum;

(xv) any distributions or payments of Securitization Fees; and

(xvi) additional Restricted Payments in an aggregate amount, when taken together with the aggregate amount of Investments previously made pursuant to Section 6.04(m)(D) in lieu of Restricted Payments permitted by this clause (xvi) and payments in respect of Junior Financings previously made pursuant to Section 6.07(b)(iv)(D), not to exceed the greater of $125,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period as of the time.

(b) Holdings will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv) prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and after giving Pro Forma Effect thereto, and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this subclause (A), not to exceed the greater of $100,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period as of such time plus (B) so long as no Event of Default shall have occurred and be continuing or would result therefrom and, on a Pro Forma Basis, the Interest Coverage Ratio is no less than 2.00 to 1.00, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (D) the amount of Restricted Payments permitted to be made under Section 6.07(a)(xvi) (so long as the amount of any such payment in respect of

Junior Financings is deducted from the amount available to be made as a Restricted Payment under Section 6.07(a)(xvi));

(v) payments made in connection with the Transactions;

(vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity; provided that after giving effect to such prepayment, redemption, repurchase, defeasance or other payment, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) on a Pro Forma Basis, the Senior Secured First Lien Net Leverage Ratio is less than or equal to 1.75 to 1.00; and

(vii) prepayment of Junior Financing owed to Holdings or any Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness, in each case with the proceeds of any other Junior Financing, other than payments in respect of any such Junior Financing prohibited by the subordination provisions thereof.

Section 6.08. Transactions with Affiliates. Holdings will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) (y) transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (z) transactions between or among Restricted Subsidiaries that are not Loan Parties or any entity that becomes a Restricted Subsidiary as a result of such transaction (and, in each case of clauses (y) and (z), not involving any other Affiliate of Holdings) and (B) transactions involving aggregate payment or consideration of less than $15,000,000, (ii) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) [reserved], (v) issuances of Equity Interests of Holdings or any Restricted Subsidiary to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between Holdings (or any direct or indirect parent company of Holdings) and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Section 6.04(b) and 6.04(n)), (vii) payments by Holdings and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07(a)(vii)(A), (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) [reserved], (xi) [reserved], (xii) [reserved], (xiii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility, (xiv) [reserved], (xv) [reserved] and (xvi) any other (A)

Indebtedness permitted under Section 6.01 and Liens permitted under Section 6.02; provided that such Indebtedness and Liens are on terms which are fair and reasonable to Holdings and its Restricted Subsidiaries as determined by the majority of independent members of the board of directors of Holdings and (B) transactions permitted under Section 6.03, Investments permitted under Section 6.04 and Restricted Payments permitted under Section 6.07.

Section 6.09. Restrictive Agreements. Holdings will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of (x) any Restricted Subsidiary to pay dividends or other distributions to any Loan Party or (y) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Incremental Equivalent Debt (and any documentation governing any Permitted Refinancing thereof) and (4) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt; provided that, in the case of clauses (3) and (4), such restrictions and conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents;

(b) contractual restrictions and encumbrances existing on the Effective Date and set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment thereof;

(e) customary restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings or any other Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) [reserved];

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary;

(m) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary, so long as Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and its Restricted Subsidiaries to meet their ongoing obligations; and

(n) customary restrictions set forth in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis.

Section 6.10. Amendment of Junior Financing. Holdings will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing, in each case if the effect of such amendment or modification is materially adverse to the Lenders; provided that such modification will not be deemed to be materially adverse if such Junior Financing could be otherwise incurred under this Agreement (including as Indebtedness that does not constitute a Junior Financing) with such terms as so modified at the time of such modification.

Section 6.11. Financial Performance Covenant. If, on the last day of any Test Period (commencing with the Test Period ending on the last day of the first full fiscal quarter of Holdings after the Effective Date), the sum of (i) the aggregate principal amount of Revolving Loans then outstanding, plus (ii) the aggregate principal amount of Swingline Loans then outstanding, plus (iii) the aggregate face amount of outstanding Letters of Credit issued pursuant to this Agreement (except for undrawn Letters of Credit the aggregate face amount of which does not exceed $35,000,000) at such time, exceeds 35% of the aggregate amount of Revolving Commitments then in effect, Holdings will not permit the Senior Secured First Lien Net Leverage Ratio to exceed 4.00 to 1.00 on the last day of such Test Period.

Section 6.12. Changes in Fiscal Periods. Holdings will not make any change in its fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings or any of the Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to Holdings or any Co-Borrower;

(d) (i) Holdings or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or such Restricted Subsidiaries), 5.10, 5.14 or in Article VI (other than the Financial Performance Covenant); or

(ii) Holdings or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant; provided that (A) any Event of Default under Section 6.11 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the tenth Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable and (B) a Default under Section 6.11 shall not constitute an Event of Default with respect to the Term Loans unless the Revolving Loans have been accelerated and/or the Revolving Commitments have been terminated, in each case in accordance with this Section 7.01, as a result of such breach;

(e) Holdings or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Holdings or any Co-Borrower; provided that any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirement;

(f) Holdings or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Co-Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Co-Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Co-Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, any Co-Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, any Co-Borrower and any other Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation financing statements or (iii) as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Secured Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change of Control shall occur;

then, and in every such event (other than an event with respect to Holdings or any Co-Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, in the case of an Event of Default under Section 7.01(d)(ii) after giving effect to the proviso thereto, the Required Revolving Lenders) shall, by notice to Holdings or any Co-Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), (iii) demand that the Co-Borrowers deposit cash collateral with the Administrative Agent as contemplated by Section 2.05(j) in the aggregate LC Exposure of all outstanding Letters of Credit (and, in the case of clause (ii) or clause (iii), as applicable, thereupon the principal of the Loans and the LC

Exposure of all Letters of Credit so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Co-Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower) and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies, including the right to enforce all security interests in Collateral created by the Security Documents, available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and each Co-Borrower; and in case of any event with respect to Holdings or any Co-Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Co-Borrower accrued hereunder, shall immediately and automatically become due and payable, and the deposit of cash collateral shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Co-Borrower.

For the avoidance of doubt, (i) any “going concern” or like qualification or exception in connection with (x) an upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (y) any actual failure to satisfy a financial maintenance covenant under this Agreement or any potential inability to satisfy a financial maintenance covenant under this Agreement on a future date or in a future period, in each case in connection with financial statements delivered pursuant to Section 5.01(a) shall not be a Default or Event of Default and (ii) any Default or Event of Default which may have occurred shall cease to exist upon compliance with such requirement, including with respect to an Event of Default pursuant to (x) Section 7.01(a) or Section 7.01(b) upon payment of any overdue amounts and (y) the failure to timely meet any delivery requirements under the Loan Documents, upon any delivery otherwise in compliance with such requirement.

Section 7.02. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Co-Borrowers fail to comply with the requirements of the Financial Performance Covenant (if applicable) as of the last day of any applicable fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter (but, in any event, after the Effective Date) until the expiration of the tenth Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by Holdings of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and the Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), Holdings shall then be in compliance with the requirements of the Financial Performance Covenant, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that Holdings shall have notified the Administrative Agent of the exercise of such Cure Right within five Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of Holdings there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under Article VI of this Agreement. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of Holdings and the Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenants for the fiscal quarter in which such Cure Right was made (provided that to the extent such Cure Amounts are applied to prepay Indebtedness, such reduction may be given effect in determining compliance with the Financial Performance Covenant for fiscal quarters after the fiscal quarter in which such Cure Right was made) and there shall not have been a breach of any covenant under Article VI of this Agreement solely by reason of having no longer included such Cure Amount in any basket during the relevant period.

Section 7.03. Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.

ARTICLE VIII

ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints JPM to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders, the Issuing Banks and the other Secured Parties, and none of Holdings or any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) By accepting the benefits of the Collateral and the Guarantees provided under the Loan Documents, each Secured Party that is a party to any Swap Agreement the obligations under which constitute Secured Swap Obligations (including, for the avoidance of doubt, each Existing Swap Dealer, shall be deemed to have appointed and authorized each of the Administrative Agent and the Collateral Agent to serve as the administrative agent and the collateral agent, respectively, under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder.

Section 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Co-Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Holdings, a Co-Borrower, a Lender or an Issuing Bank;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f) shall not be liable for, or be responsible for any loss, cost or expense suffered by Holdings, any Co-Borrower, any other Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Initial Revolving Exposure or the Revolving Exposure or the component amounts thereof or any portion thereof attributable to any Lender or any Issuing Bank or of the Effective Yield or the Dollar Equivalent; and

(g) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender (and, without limiting the generality of the foregoing, the Administrative

Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender).

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Co-Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06. Resignation of Administrative Agent. The Administrative Agent may resign upon 30 days’ notice to the Lenders, the Issuing Banks and each Co-Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with each Co-Borrower’s consent (such consent not to be unreasonably withheld or delayed unless a Specified Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nevertheless be effective and the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify each Co-Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of each Co Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations under this Agreement of the retiring Administrative Agent) and (b) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by Holdings and the Co-Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Co-Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Lead Arrangers nor any person named on the cover page hereof as a Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Co-Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, interim receiver, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

Section 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses

(b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.11. Withholding Taxes. Without limiting the generality of Section 2.17, to the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes attributable to such Lender and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 8.11, include any Issuing Bank and the Swingline Lender. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, any Co-Borrower, the Administrative Agent, any Issuing Bank as of the Effective Date or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01;

(ii) if to any other Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Co-Borrowers (or, in the absence of any such notice, to the address (or fax number, telephone number or e-mail address) set forth in the

Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to Holdings or any of its Restricted Subsidiaries).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Issuing Banks and the Swingline Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, any Issuing Bank or the Swingline Lender pursuant to Article II if such Lender, such Issuing Bank or Swingline Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CO-BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CO-BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH

THE CO-BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the transmission of Co-Borrower Materials by Holdings, any Restricted Subsidiary or the Administrative Agent through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, each Co-Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to each Co-Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Holdings or any Restricted Subsidiary even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Co-Borrowers shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or any Restricted Subsidiary in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

(f) Holdings and each Co-Borrower agree to notify the Administrative Agent of any update to the list of Disqualified Lenders in writing at the following address: JPMDQ_Contact@jpmorgan.com.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Co-Borrower or Holdings in any case shall entitle any Co-Borrower or Holdings to any other or further notice or demand in similar or other circumstances. For the avoidance of doubt, only the consent of all Revolving Lenders shall be necessary to remove or replace any Co-Borrower with respect to the Revolving Loans.

(b) Except as provided in Section 2.14, Section 2.20 with respect to any Incremental Facility Amendment, Section 2.21 with respect to any Refinancing Amendment ~~or~~, Section 2.24 with respect to any Permitted Amendment or Section 9.02(c), neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each of Holdings, each Co-Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of any Co-Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest on any of the foregoing, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Senior Secured Net Leverage Ratio, Senior Secured First Lien Net Leverage Ratio or Interest Coverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of each Co-Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, the applicable Refinancing Amendment or the applicable Loan Modification Agreement, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under any of the Guarantee Agreements (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the Loan Documents or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral of, Lenders holding Loans or Commitments of any Class differently than those holdings Loans or Commitments of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, each Co-Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such amendment and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, each Co-Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing, (A) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and each Co-Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (B) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Co-Borrowers to effect an amendment pursuant to Section 2.14(b) of this Agreement, and (C) guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Co-Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (v) or (viii) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, each Co-Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that, with respect to this clause (ii), (A) each Co-Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, of each Issuing Bank and the Swingline Lender) to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (B) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(a)(i)) or the Co-Borrowers (in the case of all other amounts)), (C) unless waived, the Co-Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) such assignment does not conflict with applicable law and (E) such Eligible Assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Each party hereto agrees that an assignment required pursuant to this Section 9.04(c) may be effected pursuant to an Assignment and Assumption executed by the Co-Borrowers, the Administrative Agent and the applicable Eligible Assignees and that the Non-Consenting Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Term Commitments, Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization (a) to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of a Co-Borrower, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization requires the consent of each Lender or each affected Lender.

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, only the consent of the Required Revolving Lenders shall be necessary to (1) waive or consent to a waiver of an Event of Default under Section 7.01(d)(ii) or waive or amend the conditions set forth in Section 4.02 (and Section 4.02 may not be waived or amended in a manner that affects the making of any Revolving Borrowing without the consent of the Required Revolving Lenders), (2) modify or amend Section 6.11 (and Section 6.11 may not be modified or amended without the consent of the Required Revolving Lenders) or Section 7.02 (including, in each case, the related definitions, solely to the extent such definitions are used in such Sections (but not otherwise)) or this sentence or (3) increase or decrease the rate of interest or any fees payable with respect to the Revolving Commitments and the Revolving Loans.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Co-Borrowers shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Agents, the Issuing Banks, the Swingline Lender, the Lenders and their respective Affiliates (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable and documented and invoiced fees, charges and disbursements of Cravath, Swaine & Moore LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Co-Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Persons similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the consent of Holdings or any Co-Borrower in writing (such consent not to be unreasonably withheld or delayed)), in each case in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented and invoiced out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Agents, the Issuing Banks and the Lenders (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of Cravath, Swaine & Moore LLP and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict notifies the Co-Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Persons similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the written consent of Holdings or any Co-Borrower (such consent not to be unreasonably withheld or delayed)), in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, each of Holdings and the Co-Borrowers shall indemnify each Agent, each Issuing Bank, each Lender and each Related Party (other than Excluded Affiliates to the extent acting in their capacities as such) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies Holdings or any Co-Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the consent in writing of Holdings or any Co-Borrower (such consent not to be unreasonably withheld or delayed)), incurred by or asserted against any Indemnitee by any third party or by Holdings or any Subsidiary to the extent arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto relating to (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (including the syndication of the credit facilities provided for herein), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property or facility currently or formerly owned, leased or operated by Holdings, any Co-Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, any Co-Borrower or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against any Agent or any Issuing Bank or the Swingline Lender, in each case, in its capacity or in fulfilling its role as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder) that do not involve an act or omission by Holdings or any Subsidiary or (z) resulted from any settlement effected without each Co-Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with each Co-Borrower’s prior written consent, each of Holdings and the Co-Borrowers will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph; provided further that (1) none of Holdings or the Co-Borrowers shall, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (I) such settlement includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (II) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by Holdings or any Co-Borrower to it if, pursuant to the operation of any of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount.

(c) To the extent that Holdings or any Co-Borrower fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or the Swingline Lender (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender (or such Related Party), as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent, any Issuing Bank. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, no party hereto nor any Affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, but in any event including, any loss of profits, business or anticipated savings) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the indemnification obligations of Holdings and the Co-Borrowers under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify Holdings or the Co-Borrowers of the commencement of any proceeding; provided, however, that the failure to do so will not relieve Holdings or any Co-Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that Holdings or such Co-Borrower is materially prejudiced by such failure.

(f) Notwithstanding anything to the contrary in this Agreement, to the extent permitted by applicable law, no party hereto nor any Indemnitee shall assert, and each hereby waives, any claim against any other Person for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(g) All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) none of Holdings or the Co-Borrowers may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and the Administrative Agent (and any attempted assignment or transfer by Holdings or any Co-Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors (as described in the definition of “Disqualified Lenders”) of any Co-Borrower) not to be unreasonably withheld or delayed) of (A) each Co-Borrower; provided that no consent of any Co-Borrower shall be required for an assignment (w) by any Joint Lead Arranger (or its Affiliate) to the extent that an assignment by such Joint Lead Arranger (or such Affiliate) is made in the primary syndication to Eligible Assignees to whom each Co-Borrower has consented or to any other Joint Lead Arranger (or its Affiliate), (x) of all or any portion of a Term Loan or a Term Commitment to any Lender, an Affiliate of any Lender or an Approved Fund, (y) if a Specified

Event of Default has occurred and is continuing (other than with respect to any assignment to a Disqualified Lender) or (z) of any Revolving Loan or any Revolving Commitment to any Revolving Lender or an Affiliate of any Revolving Lender; provided further that each Co-Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, such Co-Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority; provided further that any assignment (or other transfer of rights or obligations) to a Person that has not represented that it is a Qualifying Bank of any Revolving Commitment or of any Loan to Swissco shall be subject to the prior written consent of Swissco (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such assignment would result in a breach of the Swiss Ten Non-Bank Rule), (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a Term Commitment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f) or Section 9.04(g), an Affiliated Lender, Holdings or any of its Restricted Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if any Co-Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans or Term Commitments within five Business Days after written notice of such assignment, then such Co-Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $2,500,000 (and integral multiples thereof) or, in the case of a Term Loan, $500,000 (and integral multiples thereof), unless each Co-Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of any Co-Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that any such

Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid); provided that, except to the extent otherwise agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Co-Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Co-Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Co-Borrower, and by the Issuing Banks and any Lender (in each case as to its own interest, but not the interest of any other Issuing Bank or Lender), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of any Co-Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Holdings, the Co-Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in the case of the sale of a participation in a Revolving Commitment or in a Loan to Swissco, each Participant shall have represented that it is a Qualifying Bank or, if not, the prior written consent of Swissco shall be obtained (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such sale would result in a breach of the Swiss Ten Non-Bank Rule). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vi) and (vii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Holdings and each Co-Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at any Co-Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Co-Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(d) Any Lender may, without the consent of any Co-Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of each Co-Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its Term Loans (but, for the avoidance of doubt, not any Revolving Commitments or Revolving Exposure) to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) the aggregate principal amount of Term Loans assigned to or purchased by Affiliated Lenders may not exceed 50.0% of the aggregate principal amount of all Term Loans of all Lenders outstanding at the time of assignment or purchase;

(iii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(d), any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, or that would not deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided further that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote;

(iv) Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds; and

(v) each Lender making such assignment to such Affiliated Lender acknowledges and agrees that, in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans (but, for the avoidance of doubt, not any Revolving Commitments or Revolving Exposure) to Holdings or any of its Restricted Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis; provided that (i) none of the Co-Borrowers shall make any Borrowing of Revolving Loans or Swingline Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its Restricted Subsidiaries acknowledges and agrees that, in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of, Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of each Co-Borrower; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loan if such Person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from each Co-Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Co-Borrowers, such Lender or any other Person to find such a replacement Lender, (B) none of the Co-Borrowers shall have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to each Co-Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the

Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II. The Administrative Agent shall have the right, and Holdings and the Co-Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Investor or any Co-Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the list of Disqualified Lenders and any updates thereto to each Lender requesting the same.

(i) Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with each Co-Borrower’s consent, to a Co-Borrower, whether through Holdings or otherwise), in exchange for Qualified Equity Interests of Holdings or a Co-Borrower or Indebtedness of a Co-Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Section 2.15, 2.16, 2.17, 8.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of each Co-Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the applicable Loan Party and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender and each Issuing Bank under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

Notwithstanding the foregoing, no amount set off from any Loan Party (other than any Co-Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than any Co-Borrower).

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York and of the United States District Court of the Southern District of New York, in each case sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any rights under the Security Documents against any Collateral in any other forum in which Collateral is located.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates) and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, the relevant Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Co-Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings or any Subsidiary, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the list of Disqualified Lenders may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (iv)(A)), (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (z) is independently developed without the use of other Information.

For the purposes hereof, “Information” means all information received from or on behalf of Holdings or any Subsidiary relating to Holdings, any Subsidiary or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary; provided that, in the case of information received from Holdings or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without each Co-Borrower’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE CO-BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY HOLDINGS, ANY CO-BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE CO-BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, EACH CO-BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13. USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Co-Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.14. Release of Liens and Guarantees. (a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary (other than solely as a result of becoming a Non-Wholly Owned Subsidiary) or (2) upon the request of a Co-Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale, disposition or other transfer by any Loan Party (other than to Holdings, any Co-Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent from the requisite Lenders hereunder to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary or Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such new Unrestricted Subsidiary shall automatically be released. Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request or to file or register in any office, or to evidence, such termination or release so long as each Co-Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent or the Collateral Agent, as the case may be, will, at the Co-Borrowers’ expense, execute and deliver to the applicable Loan Party or file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c) Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

Section 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Co-Borrowers and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Co-Borrowers, Holdings and their respective Affiliates, on the one hand, and the Agents, the Issuing Banks and the Lenders, on the other hand, (B) each of the Co-Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each of the Co-Borrowers and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for any Co-Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Agents, the Issuing Banks and the Lenders has any obligation to any Co-Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Co-Borrowers, Holdings and their respective Affiliates, and none of the Agents, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to any Co-Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Co-Borrowers and Holdings hereby agrees that it will not assert any claim against any Agent, any Issuing Bank or any Lender based on an alleged breach of fiduciary duty by such Agent, such Issuing Bank or such Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

Section 9.16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Co-Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.17. Intercreditor Agreements. (a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Customary Intercreditor Agreements then in effect, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any Customary

Intercreditor Agreements then in effect, on the other hand, the terms and provisions of the relevant Customary Intercreditor Agreements shall control; provided, however, that (i) in no event shall any pledged Collateral include assets to the extent a security interest in such assets would result in an investment in “United States property” by a CFC under Section 956 of the Code or would otherwise result in a material adverse tax consequence to Holdings, Finance, or any other Domestic Subsidiary, as reasonably determined by Holdings in consultation with the Administrative Agent and (ii) in no event shall any CFC, Domestic Foreign Holdco or any direct or indirect Subsidiary of any CFC or Domestic Foreign Holdco be held liable for or guarantee any Secured Obligations of Holdings, Finance, or any other Domestic Subsidiary and (c) each Lender authorizes the Administrative Agent and/or the Collateral Agent to execute any such Customary Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01, any applicable Liens on Collateral permitted pursuant to Section 6.02 and, in each case, together with the defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of JPM (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

Section 9.18. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by each Co-Borrower, the Administrative Agent and such Lender.

Section 9.19. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.20. ~~Acknowledgement~~Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~write-down~~Write-Down and ~~conversion powers of an EEA~~Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

Section  9.21. Acknowledgement Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRAFTECH INTERNATIONAL LTD., as Holdings

By:
Name:
Title:

GRAFTECH FINANCE INC., as Co-Borrower

By:
Name:
Title:

GRAFTECH SWITZERLAND SA, as Co-Borrower

By:
Name:
Title:

GRAFTECH LUXEMBOURG II S.À.R.L., as Co-Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., in its capacities as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

[•], in its capacities as a Lender and an Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Credit Agreement]